Exhibit 10.1

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

BY AND AMONG

INNERCOOL THERAPIES, INC.,

as Seller,

CARDIUM THERAPEUTICS, INC.,

the Sole Stockholder of Seller,

AND

PHILIPS ELECTRONICS NORTH AMERICA CORPORATION,

as Buyer

Dated as of July 10, 2009

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF ASSETS		2
1.1	Purchase and Sale of Assets	2
1.2	Excluded Assets	3
1.3	Assumption of Liabilities	4
1.4	Excluded Liabilities	5
1.5	Closing	6
1.6	Transfer Documents	7
1.7	Consents of Third Parties	7
1.8	Further Assurances	8
1.9	Transfer Taxes	9

ARTICLE II PURCHASE PRICE		9
2.1	Purchase Price	9
2.2	Working Capital Adjustment	9
2.3	Allocation of Purchase Price	11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE PARENT		11
3.1	Organization, Good Standing and Qualification of the Seller and the Parent	12
3.2	Ownership of the Seller; Subsidiaries	12
3.3	Authorization; Binding Obligation	12
3.4	Consents and Approvals	13
3.5	No Violation	13
3.6	Regulatory Matters; Licenses and Permits	13
3.7	Title to and Condition of Properties; Sufficiency of Assets	14
3.8	Real Property	14
3.9	Personal Property Leases	15
3.10	Environmental Matters	16
3.11	Financial Statements; No Undisclosed Liabilities	17
3.12	Absence of Certain Events	17
3.13	Legal Proceedings	19
3.14	Compliance with Laws	20
3.15	Employment Matters	21
3.16	Taxes	23
3.17	Contracts	23
3.18	Transactions With Affiliates	25
3.19	Insurance	26
3.20	Intellectual Property	26
3.21	Accounts Receivable; Accounts Payable	29
3.22	Absence of Restrictions on Business Activities	30
3.23	Payments: Foreign Corrupt Practices Act: U.S. Export and Sanctions Laws	30
3.24	Books and Records	30
3.25	Inventory	31

3.26	Internal Controls	31
3.27	Solvency	31
3.28	Relationships with Customers and Suppliers	32
3.29	Seller Products	32
3.30	No Brokers	32
3.31	FDA Compliance; Compliance with Healthcare Laws	33
3.32	Disclosure	35

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		35
4.1	Organization and Good Standing	35
4.2	Authorization; Binding Obligation	35
4.3	Consents and Approvals	36
4.4	No Violation	36
4.5	Legal Proceedings	36
4.6	Financial Ability	36

ARTICLE V COVENANTS		37
5.1	Conduct of Business Pending Closing	37
5.2	Cooperation; Approvals, Filings and Consents	39
5.3	Access to Information; Updated Financial Information	40
5.4	Notice of Certain Events	40
5.5	Public Announcements	41
5.6	No Solicitation of Other Proposals	42
5.7	Employment Matters	43
5.8	Use of Names	44
5.9	Control of Business	44
5.10	Accounts Receivable/Collections	44
5.11	Transition Matters	45
5.12	Mutual Cooperation	45
5.13	Access to Certain Books and Records	45

ARTICLE VI CONDITIONS PRECEDENT TO CLOSING		46
6.1	Conditions to Obligation of Each Party	46
6.2	Additional Conditions to Obligations of Buyer	46
6.3	Additional Conditions to Obligations of the Seller and the Parent	48

ARTICLE VII SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
	COVENANTS; INDEMNIFICATION	49
7.1	Survival of Representations, Warranties and Covenants	49
7.2	Indemnification	49
7.3	Limitations on Indemnification	50
7.4	Indemnification Process	50
7.5	Fraud and Related Claims; Characterization of Payments	52
7.6	Insurance Claims	52

ARTICLE VIII TERMINATION, AMENDMENT, WAIVER AND EXPENSES		52
8.1	Termination	52
8.2	Effect of Termination	53
8.3	Expenses	53

8.4	Amendment and Waiver	54

ARTICLE IX MISCELLANEOUS		54
9.1	Entire Agreement	54
9.2	Assignment	54
9.3	Counterparts	55
9.4	Governing Law; Venue; Waiver of Jury Trial	55
9.5	Specific Performance	55
9.6	Interpretation	55
9.7	Severability	55
9.8	Notices	56
9.9	Representation by Counsel	57
9.10	Construction	57
9.11	Waivers	57
9.12	Third Party Beneficiaries	57
9.13	Bulk Sales Law	58
9.14	Waiver of Jury Trial	58

EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	Form of Bill of Sale and Assignment Agreement
Exhibit B	Form of Assumption Agreement
Exhibit C	Form of Copyright Assignment
Exhibit D	Form of Trademark Assignment
Exhibit E	Form of Patent Assignment
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Transition Services Agreement

SCHEDULES:

Schedule I	Index of Defined Terms; Table of Definitions
Schedule I(a)	Certain Permitted Liens
Schedule II	Working Capital Calculations
Schedule 1.1(a)	Assigned Contracts
Schedule 1.1(b)	Tangible Personal Property
Schedule 1.1(d)	Credits, Refunds, Prepaid Expenses, Etc.
Schedule 1.1(e)	Approvals and Orders
Schedule 1.1(j)	Telephone Numbers, Domain Names, E-mail Addresses, Etc.
Schedule 1.1(k)	Inventory
Schedule 1.2(h)	Certain Excluded Shared Assets
Schedule 1.2(i)	Certain Excluded Assets
Schedule 1.3(a)	Certain Assumed Obligations
Schedule 1.3(a)(i)	Certain Assumed Liabilities
Schedule 1.4(a)	Certain Excluded Contracts
Schedule 1.4(p)	Certain Excluded Liabilities
Schedule 2.1	Certain Reimbursements
Schedule 5.2(c)	Certain Third Party Consents
Schedule 5.7	Business Employees Who May Be Offered Employment by Buyer
Schedule 7.2(f)	Certain Indemnification Matters

Disclosure Schedule

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 10, 2009, is made by and among INNERCOOL THERAPIES, INC., a Delaware corporation (the “Seller”), CARDIUM THERAPEUTICS, INC., a Delaware corporation (the “Parent”), and PHILIPS ELECTRONICS NORTH AMERICA CORPORATION, a Delaware corporation (“Buyer”).

WHEREAS, the Seller is engaged in the business of developing, manufacturing, marketing and selling medical technology products in the field of patient temperature modulation therapy, therapeutic hypothermia including, among other products, the RapidBlue™ endovascular cooling system, the CoolBlue™ surface cooling system, Urocool™ , Urochill™ and CoolFuse™ systems and other systems and associated consumables and accessories (the “Business”) and owns substantially all of the assets used in connection with the operation of the Business;

WHEREAS, the Parent is the sole stockholder of the Seller and owns certain assets used in, and is a party to certain Contracts relating to, the operation of the Business;

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Seller and the Parent wish to sell, assign and transfer to Buyer, and Buyer wishes to purchase from the Seller and the Parent, all of the Seller’s and the Parent’s (where applicable) right, title and interest in and to the Acquired Assets (as defined below) and Buyer is willing to assume from the Seller and the Parent the Assumed Liabilities (as defined below), all as set forth herein;

WHEREAS, as a condition and an inducement to Buyer entering into this Agreement, concurrently with the execution and delivery of this Agreement, Messrs. Michael Magers, Brad Klos, Steve Yon and Anthony Mullin (the “Designated Employees”) have entered into employment agreements with Buyer, dated as of the date hereof, which agreements shall become effective upon the Closing (each, a “Post-Closing Employment Agreement”);

WHEREAS, as a condition and an inducement to Buyer entering into this Agreement, concurrently with the execution and delivery of this Agreement, the Seller, the Parent and Messrs. Christopher Reinhard and Tyler Dylan have entered into non-competition agreements with Buyer, dated as of the date hereof, which agreements shall become effective upon the Closing (each, a “Post-Closing Non-Competition Agreement”); and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth on Schedule I attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Seller, the Parent and Buyer hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1      Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller and the Parent, as applicable, shall sell, transfer, assign and deliver to Buyer, and relinquish to Buyer in perpetuity, free and clear of all Liens (other than Permitted Liens), all of their respective right, title and interest in and to the Acquired Assets. As used in this Agreement, the term “Acquired Assets” means (x) all of the assets, properties, rights, interests and goodwill of the Seller of every kind and nature whatsoever, whether real, personal or mixed, tangible or intangible, wherever located, owned, used or held for use by the Seller, whether now owned, used or held or acquired prior to the Closing, including the following, but excluding the Excluded Assets:

  (a)      all right, title and interest in, to and under (i) all Contracts listed on Schedule 1.1(a)(i) attached hereto; (ii) all non-competition, non-solicitation, confidentiality, assignment of invention and similar Contracts to which the Seller is a party or is entitled to rights thereunder, the primary purpose of which are to provide for non-competition, non-solicitation, confidentiality, assignment of invention or similar covenants running in favor of the Seller; (iii) all customer Contracts entered into by the Seller between the date of this Agreement and the Closing in accordance with Section 5.1(b)(vii); and (iv) any other Contract entered into by the Seller between the date of this Agreement and the Closing which Buyer, in its sole discretion, agrees in writing prior to the Closing shall constitute a “Seller Assigned Contract” pursuant to this Section 1.1(a) (the “Seller Assigned Contracts”);

  (b)      all tangible personal property wherever located, including all equipment, machinery, tools, dies, molds, furniture, fixtures, office equipment, computers, communications equipment, supplies, spare and replacement parts and other physical assets of the Seller, including the items listed on Schedule 1.1(b) attached hereto;

  (c)      all accounts receivable, notes receivable and other rights to receive payment from any Person outstanding on the Closing Date;

  (d)      all rights to credits, refunds, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items, including those listed on Schedule 1.1(d) attached hereto;

  (e)      all Approvals and Orders, to the extent their transfer is permitted by Law, including those listed on Schedule 1.1(e) attached hereto;

  (f)       all Seller Intellectual Property, and the goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, together with all claims against third parties for profits and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith), court costs and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by reason of the past infringement, alleged infringement, unauthorized use or disclosure or alleged unauthorized use or disclosure of any Seller Intellectual Property, together with the right to sue for, and collect the same, or to sue for injunctive relief, for Buyer’s own use and benefit, and for the use and benefit of its successors, assigns or other legal representatives;

  (g)      all claims, demands, causes of action, choses in action, rights of recovery, rights of set off, rights of recoupment, rights to payment or to enforce payment and rights to insurance proceeds, except to the extent related to the Excluded Assets;

  (h)      all guarantees, warranties, indemnities and similar rights in favor of the Seller, except to the extent related to the Excluded Assets;

  (i)       all books, records, information, files, manuals, databases and other materials maintained by or on behalf of the Seller in any medium (including, where available, digital media), including all customer, supplier and mailing lists and databases, advertising materials, research files and correspondence, market research studies and surveys, operating data and plans, production data, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), equipment repair, maintenance and service records, sales and promotional materials and records, purchasing and billing records, research and development files, data, intellectual property disclosures, media materials, accounting files and records, sales order files and non-medical personnel files for all Transferred Employees, and all lists of and all rights in and to the information contained therein;

  (j)       all telephone and facsimile numbers, websites (including the content thereof), e-mail addresses, Internet domain names and business and trade names of the Seller, including those listed on Schedule 1.1(j) attached hereto;

  (k)      all inventory of the Seller, including all inventory set forth on Schedule 1.1(k) attached hereto (other than inventory that is sold in the ordinary course of business prior to Closing);

  (l)       all goodwill of the Business; and

(y)  all of the assets, properties, rights, interests and goodwill of the Parent of every kind and nature whatsoever, whether real, personal or mixed, tangible or intangible, wherever located, owned, used or held for use by the Parent and used in connection with the operation of the Business, whether now owned, used or held or acquired prior to the Closing, including all of the Parent’s right, title and interest in, to and under all Contracts listed on Schedule 1.1(a)(ii) attached hereto (such Contracts, collectively with the Seller Assigned Contracts, the “Assigned Contracts”), but excluding the Excluded Assets.

1.2      Excluded Assets.  Notwithstanding the provisions of Section 1.1, the following assets and properties are to be retained by the Seller and the Parent and shall not constitute Acquired Assets (collectively, the “Excluded Assets”):

  (a)      all right, title and interest in, to and under all Contracts to which the Seller or the Parent is a party or by which the Seller, the Parent or any of their respective assets or properties is otherwise subject to or bound other than the Assigned Contracts (collectively, the “Excluded Contracts”);

  (b)      any capital stock or other equity interest in any Subsidiary, Affiliate or other Person, and all options, warrants or other rights to acquire such capital stock or other equity interest;

  (c)      subject to Section 1.1(g), all right, title and interest to all insurance policies of the Seller and the Parent and all rights of the Seller and the Parent to insurance claims, refunds and proceeds thereunder;

  (d)      all minute books and stock records of the Seller and the Parent;

  (e)      all personnel records of all Business Employees other than Transferred Employees and all medical records and other medical information of Transferred Employees that the Seller is required by Law to retain in its possession;

  (f)       all rights of the Seller and the Parent under this Agreement and the Related Agreements;

  (g)      all Employee Benefit Plans of the Seller or the Parent and all assets related thereto;

  (h)      certain shared assets that are owned by the Parent and used in connection with the Business to the extent such assets are specifically set forth on Schedule 1.2(h) attached hereto; and

  (i)       those assets specifically set forth on Schedule 1.2(i) attached hereto.

1.3      Assumption of Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume from the Seller and the Parent, as applicable, only the following Liabilities (the “Assumed Liabilities”):

  (a)      obligations of the Seller or the Parent, as applicable, for performance arising after the Closing under the Assigned Contracts to the extent that the Seller’s or the Parent’s rights thereunder are actually (with consent where required) assigned to Buyer, including those certain obligations set forth in Schedule 1.3(a); provided, that, Buyer shall not assume, and does not hereby agree to pay, discharge or perform, (i) any Losses relating in any manner to or arising from any breach or default of the Seller or the Parent of any Assigned Contract occurring on or prior to the Closing Date regardless of whether such breach or default is disclosed pursuant to this Agreement, other than as specifically described in Schedule 1.3(a)(i) attached hereto or (ii) any Liability to indemnify any Person under such Assigned Contract arising from or relating to any act or omission occurring prior to the Closing; and

  (b)      (i) all accounts payable, accrued expenses and accrued vacation and sick pay reflected in Section 3.21(b) of the Disclosure Schedule to the extent that (x) such accounts payable, accrued expenses and accrued vacation and sick pay remain unpaid, or in the case of accrued vacation and sick pay, unused or unpaid, as of the Closing Date and (y) such accounts payable, accrued expenses and accrued vacation and sick pay are reflected in the calculation of the Final Working Capital, and (ii) any trade payables and accrued expenses of the Seller incurred by the Seller between the date of this Agreement and the Closing in the ordinary course of business and in compliance with Section 5.1 of this Agreement, but only to the extent that such trade payables and accrued expenses are reflected in the calculation of the Final Working Capital.

1.4      Excluded Liabilities.  Except as expressly assumed pursuant to Section 1.3, Buyer is not assuming and shall not have any liability or obligation whatsoever for any Liabilities of the Seller, the Parent or any of their respective predecessors or Affiliates whatsoever, whether or not arising out of the ownership or operation of the Business or the Acquired Assets, all of which will be retained and satisfied when due by the Seller (the “Excluded Liabilities”). Without limiting the generality of the foregoing, Buyer shall not assume or be deemed to assume any of the following Liabilities, all of which shall constitute Excluded Liabilities:

  (a)      Liabilities arising under or relating to any written or oral Contract to which the Seller or the Parent is a party or by which the Seller, the Parent or any of their respective assets or properties is otherwise subject or bound, other than Liabilities arising under the Assigned Contracts to the extent provided in Section 1.3(a), including those Contracts set forth on Schedule 1.4(a) attached hereto;

  (b)      Liabilities of the Seller, the Parent or any of their respective predecessors or Affiliates in respect of any Indebtedness;

  (c)      Liabilities of the Seller, the Parent or any of their respective Affiliates in respect of any Transaction Expenses;

  (d)      Liabilities of the Seller, the Parent or any of their respective predecessors or Affiliates to any Affiliate or current or former stockholder, convertible debt holder or option or warrant holder (or any of their successors, assigns, heirs or legal representatives) of the Seller, the Parent or any of their respective predecessors or Affiliates;

  (e)      Liabilities of the Seller, the Parent or any of their respective predecessors or Affiliates for or in respect of Taxes, and, except to the extent provided in Section 1.9, any Taxes resulting from or relating to the consummation of the transactions contemplated hereby (including any Taxes that may become due as a result of any bulk sales or similar tax that may be assessed against the Seller, the Parent or any of their respective Affiliates following the Closing);

  (f)       Liabilities of the Seller, the Parent or any of their respective predecessors or Affiliates to any present or former director, officer, employee, consultant or independent contractor of the Seller, the Parent or any of their respective predecessors or Affiliates, including Liabilities arising under any federal, state, local or foreign Laws, Approvals or Orders and including any Liability for transaction or retention bonuses payable by the Seller or the Parent to any such person;

  (g)      Liabilities of the Seller, the Parent or any of their respective predecessors or Affiliates for any Actions against the Seller, the Parent or any of their respective predecessors or Affiliates, including any Actions pending or threatened against the Seller, the Parent, or any of their respective predecessors or Affiliates as of the Closing Date;

  (h)      Liabilities of the Seller, the Parent or any of their respective predecessors or Affiliates arising out of or resulting from any violation of or non-compliance with any federal, state, local or foreign Approvals, Laws or Orders;

  (i)       Liabilities of the Seller, the Parent or any of their respective predecessors or Affiliates arising out of, relating to or resulting from any obligation to indemnify any Person (other than pursuant to an Assigned Contract to the extent assumed pursuant to Section 1.3(a));

  (j)       Liabilities of the Seller or the Parent arising under this Agreement or any of the Related Agreements;

  (k)      Liabilities resulting from or relating to products sold or services performed by the Seller, the Parent or any of their respective predecessors or Affiliates, including any Liabilities resulting from or relating to any product liability claims with respect to any Seller Products;

  (l)       Liabilities of the Seller, the Parent or any of their respective predecessors or Affiliates based upon such Person’s acts or omissions;

  (m)     Liabilities arising under any Employee Benefit Plan or any benefit, tax or compensation Liability of any ERISA Affiliate;

  (n)      Liabilities arising in connection with or in any way relating to the Business, any Acquired Assets, any property now or previously owned, leased or operated by the Seller, the Parent, or any of their respective predecessors or Affiliates, or any activities or operations occurring or conducted at any property now or previously owned, operated or leased by the Seller, the Parent, or any of their respective predecessors or Affiliates (including offsite disposal), which arise under or relate to any Environmental Laws;

  (o)      Liabilities attributable in any manner to the Excluded Assets; and

  (p)      Liabilities set forth in Schedule 1.4(p) attached hereto.

The disclosure of any Liability on any schedule to this Agreement shall not create an Assumed Liability or other Liability of Buyer, except where such disclosed Liability has been expressly assumed by Buyer as an Assumed Liability pursuant to Section 1.3.

1.5      Closing.  Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 11:00 a.m. (EST) on the third (3rd) Business Day following the date on which all of the conditions set forth in ARTICLE VI have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date), unless another time and/or date is agreed to in writing by the Seller and Buyer (the “Closing Date”). The Closing shall be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, unless another place is agreed to in writing by the parties hereto (it being understood that the Closing may be effected by the delivery of documents via e-mail, facsimile and/or overnight courier). The consummation of the transactions contemplated by this Agreement to occur at the Closing shall be deemed to occur at 12:01 a.m. (EST) on the Closing Date.

1.6      Transfer Documents.  At the Closing, in addition to the other Closing deliverables contemplated by ARTICLE VI, the parties shall execute and deliver to each other, or cause to be executed and delivered to each other, the following documents (collectively, the “Transfer Documents”):

  (a)      the Seller and the Parent shall execute and deliver to Buyer one or more bills of sale and assignment agreements in substantially the form of Exhibit A attached hereto (each, a “Bill of Sale and Assignment Agreement”) pursuant to which the Seller and the Parent will transfer and assign to Buyer the Acquired Assets;

  (b)      Buyer shall execute and deliver to the Seller and the Parent one or more assumption agreements in substantially the form of Exhibit B attached hereto (each, an “Assumption Agreement”) pursuant to which Buyer will assume from the Seller and the Parent the Assumed Liabilities;

  (c)      the Seller and, if applicable, the Parent, will execute and deliver to Buyer one or more copyright assignments in substantially the form of Exhibit C attached hereto (the “Copyright Assignment”) pursuant to which the Seller and, if applicable, the Parent will transfer and assign to Buyer the Copyrights being acquired by Buyer pursuant to this Agreement, if any;

  (d)      the Seller and, if applicable, the Parent, will execute and deliver one or more trademark assignments in substantially the form of Exhibit D attached hereto (the “Trademark Assignment”) pursuant to which the Seller and, if applicable, the Parent will transfer and assign to Buyer the Trademarks being acquired by Buyer pursuant to this Agreement, if any;

  (e)      the Seller and, if applicable, the Parent, will execute and deliver one or more patent assignments in substantially the form of Exhibit E attached hereto (the “Patent Assignment”) pursuant to which the Seller and, if applicable, the Parent, will transfer and assign to Buyer the Patents being acquired by Buyer pursuant to this Agreement, if any; and

  (f)       the Seller and the Parent will execute and deliver all such other bills of sale, assignments, endorsements, intellectual property right assignments, trade name assignments, domain name assignments, certificates of title, consents and other good and sufficient instruments and documents of conveyance and transfer in a form reasonably satisfactory to Buyer, as Buyer reasonably shall deem necessary or appropriate to vest in or confirm to Buyer all of the Seller’s and the Parent’s (if applicable) right, title and interest in and to all of the Acquired Assets.

1.7      Consents of Third Parties.

  (a)      Notwithstanding anything in this Agreement or in any Related Agreement to the contrary, neither this Agreement nor any such Related Agreement shall constitute an agreement to assign or otherwise transfer, or require Buyer to assume any obligations under, any Assigned Contract if an attempted assignment or transfer thereof would, without the consent of a third party to such assignment or transfer, constitute a breach thereof, would be ineffective, would affect adversely the rights of Buyer thereunder or would violate any applicable Law. If any such consent has not been obtained as of the Closing Date and Buyer nevertheless determines to proceed with the Closing, the Seller and the Parent shall use their respective best efforts to obtain such consent following the Closing, and Buyer will provide reasonable cooperation to the Seller and the Parent in seeking to obtain any such consent. The Seller and the Parent shall pay and discharge any and all out-of-pocket costs or expenses of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date.

  (b)      If any Assigned Contract is not transferred to Buyer at the Closing pursuant to this Agreement, the Seller and the Parent shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer all of the benefits of, and to have Buyer assume the obligations to the extent set forth in Section 1.3 with respect to, such Assigned Contract. In such event, until such consent has been obtained, (i) Buyer shall use commercially reasonable efforts to perform in the Seller’s or the Parent’s name (as applicable) all of such obligations; provided, however, that Buyer shall not be required to take any action in performing such obligations which, in Buyer’s reasonable judgment, would subject Buyer to any Liability or an unreasonable risk of incurring any such Liability and (ii) the Seller and the Parent shall take all actions reasonably requested by Buyer to enforce for the benefit of Buyer any and all rights of the Seller with respect to any such Assigned Contract.

  (c)      The Seller and the Parent hereby authorize Buyer to perform all of their respective obligations after the Closing with respect to all Assigned Contracts that are not assigned to Buyer at the Closing. The Seller and the Parent agree to remit promptly to Buyer all collections or payments received by the Seller or the Parent in respect of all such Assigned Contracts, and shall hold all such collections or payments in trust for the benefit of, and promptly pay the same over to, Buyer; provided, however, that nothing herein shall create or provide any rights or benefits in or to third parties.

  (d)      Nothing in this Section 1.7 shall be deemed to modify in any respect any of the Seller’s or the Parent’s representations or warranties set forth herein or the conditions to Buyer’s obligations contained in ARTICLE VI hereof, be deemed a waiver by Buyer of its right to have received on or before the Closing Date an effective assignment of all of the Acquired Assets or be deemed to constitute an agreement to exclude from the Acquired Assets any assets described under Section 1.1.

1.8      Further Assurances.  At any time and from time to time after the Closing, at the request of Buyer and without further consideration, the Seller and the Parent will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and will take such further action, as may be reasonably requested in order to more effectively transfer, convey and assign to Buyer, and to confirm Buyer’s title in and to, all of the Seller’s and the Parent’s (where applicable) right, title and interest in and to the Acquired Assets, and each of the parties shall execute such other documents and take such further action as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby.

1.9      Transfer Taxes.  All sales (including bulk sales), transfer and similar Taxes, if any, payable in connection with the transactions contemplated hereby (“Transfer Taxes”) shall be shared equally by the Seller and the Parent, jointly and severally, on the one hand, and Buyer on the other hand. Any Tax Returns required to be filed in connection with Transfer Taxes shall be prepared and filed when due by the party responsible under applicable Law for filing such Tax Returns. The party filing any such Transfer Tax Return shall provide the other parties with a copy of such return for review and comment at least twenty (20) days prior to such filing.

ARTICLE II

PURCHASE PRICE

2.1      Purchase Price.  The purchase price for the Acquired Assets (the “Purchase Price”) shall be $11,250,000, subject to adjustment pursuant to Section 2.2. At the Closing, the Buyer shall deposit or cause to be deposited with the Escrow Agent $1,125,000 of the Purchase Price (the “Escrow Amount”) in accordance with the terms of the Escrow Agreement and shall pay or cause to be paid to the Seller the balance of the Purchase Price less the Escrow Amount by wire transfer of immediately available funds to the Seller Bank Account. In addition to the foregoing, Buyer will reimburse the Seller and/or the Parent for certain amounts as provided in Schedule 2.1 attached hereto.

2.2      Working Capital Adjustment.

  (a)      Two (2) Business Days prior to the Closing, the Seller shall deliver to Buyer a certificate (the “Working Capital Statement”) certified by the Seller’s Chief Financial Officer setting forth in reasonable detail a calculation of its good faith estimate of the Working Capital (the “Estimated Working Capital”), which shall be subject to approval by Buyer.

  (b)      If the Working Capital Target exceeds the Estimated Working Capital, the Purchase Price payable at Closing shall be reduced by an amount equal to the amount by which the Working Capital Target exceeds the Estimated Working Capital (the “Closing Working Capital Adjustment Amount”)

  (c)      Following the Closing, Buyer shall have the opportunity to prepare its calculation of Working Capital. The Seller and the Parent shall make the books and records used in preparing the Working Capital Statement (to the extent such books and records (including work papers) are not included in the Acquired Assets) available to Buyer and its Representatives at reasonable times and upon reasonable notice following the Closing. Within ninety (90) days following the Closing, Buyer shall deliver to the Seller its calculation of Working Capital (the “Revised Working Capital”) together with reasonable detail and reasonable supporting documentation with respect to the line item differences between the Revised Working Capital and the Estimated Working Capital. If the Seller objects to the calculation of the Revised Working Capital, the Seller shall deliver to Buyer, no later than thirty (30) days following receipt of Buyer’s calculation of the Revised Working Capital, a notice setting forth in reasonable detail such objections (an “Objection Notice”), together with reasonable supporting documentation. If the Seller does not timely deliver an Objection Notice to Buyer or if the Seller notifies Buyer that it has no objections, Buyer’s determination of the Revised Working Capital shall be final and binding on all parties.

  (d)      If the Seller timely delivers an Objection Notice to Buyer, Buyer and the Seller shall attempt in good faith to resolve such matters within thirty (30) days after receipt of the same by Buyer, and if unable to do so, Buyer and the Seller shall refer all remaining disputes to an independent public accounting firm mutually agreeable to the Seller and Buyer (the “Dispute Accounting Firm”) which shall be instructed to resolve such disputes within sixty (60) days of the referral. Buyer and the Seller shall have the right to meet jointly with the Dispute Accounting Firm during this period and to present their respective positions. The resolution of disputes by the Dispute Accounting Firm will be set forth in writing and will be conclusive and binding upon the parties, upon the date of such resolution, absent manifest error. In making its determination, the Dispute Accounting Firm shall consider only those items that the Seller and Buyer are unable to resolve and the Dispute Accounting Firm shall be bound by the terms and conditions of this Agreement, including the definition of Working Capital and the terms of this Section 2.2. The Seller and the Parent, on the one hand, and Buyer, on the other hand, will each pay their own fees and expenses (including any fees and expenses of their accountants and other Representatives) in connection with the resolution of any dispute under this Section 2.2 (excluding the fees and expenses of the Dispute Accounting Firm). The fees and expenses of the Dispute Accounting Firm pursuant to this Section 2.2(d) shall be borne by Buyer, on the one hand, and the Seller and the Parent, on the other hand, in inverse proportion as they may prevail on matters resolved by the Dispute Accounting Firm, which proportionate allocations shall also be determined by the Dispute Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.

  (e)      Upon the final determination of Working Capital in accordance with this Section 2.2 (the “Final Working Capital”), the Purchase Price shall be subject to adjustment as follows:

    (i)      If the Purchase Price was previously adjusted in accordance with Section 2.2(b):

(A)       if the Final Working Capital exceeds the Estimated Working Capital, the Purchase Price shall be increased by an amount equal to the amount by which the Final Working Capital exceeds the Estimated Working Capital;

(B)       if the Estimated Working Capital exceeds the Final Working Capital, the Purchase Price shall be decreased by an amount equal to the amount by which the Estimated Working Capital exceeds the Final Working Capital; or

(C)       if the Final Working Capital equals the Estimated Working Capital, there shall be no further adjustment to the Purchase Price pursuant to this Section 2.2(e); and

    (ii)     If the Purchase Price was not previously adjusted in accordance with Section 2.2(b):

(A)       if the Final Working Capital exceeds the Working Capital Target, the Purchase Price shall be increased by an amount equal to the amount by which the Final Working Capital exceeds the Working Capital Target;

(B)       if the Working Capital Target exceeds the Final Working Capital, the Purchase Price shall be decreased by an amount equal to the amount by which the Working Capital Target exceeds the Final Working Capital; or

(C)       if the Final Working Capital equals the Working Capital Target, then there shall be no further adjustment to the Purchase Price pursuant to this Section 2.2(e).

Within five (5) Business Days following the determination of the Final Working Capital, (i) if the Purchase Price is increased pursuant to this Section 2.2(e), Buyer shall pay to Seller by wire transfer of immediately available funds to an account designated by the Seller at least two (2) Business Days prior to the expiration of such five-day period an amount in cash equal to the amount by which the Purchase Price was so increased and (ii) if the Purchase Price is decreased pursuant to this Section 2.2(e), the Seller and the Parent, jointly and severally, shall pay to Buyer by wire transfer of immediately available funds to the account designated by Buyer an amount in cash equal to the amount by which the Purchase Price was so decreased; provided that, all or any portion of such Purchase Price adjustment may be satisfied from the Escrow Amount in Buyer’s discretion.

2.3    Allocation of Purchase Price.  The Purchase Price shall be allocated among the Acquired Assets as determined by Buyer in good faith and shall be set forth in a schedule produced by Buyer within one hundred twenty (120) days following the Closing Date (the “Allocation Schedule”). The parties shall, and shall cause their respective Affiliates to, use the allocations set forth in the Allocation Schedule (as reasonably adjusted to account for events occurring after the determination of the Allocation Schedule) for all Tax purposes, file all Tax Returns in a manner consistent with the Allocation Schedule (as adjusted) and take no tax position contrary thereto unless required to do so by a change in applicable Laws or a good faith resolution of a Tax contest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE PARENT

Except as disclosed by the Seller and the Parent in the disclosure schedule, dated as of the date of this Agreement and delivered by the Seller and the Parent to Buyer (the “Disclosure Schedule”), the Seller and the Parent, jointly and severally, hereby represent and warrant to Buyer that the representations and warranties contained in this ARTICLE III are true, complete and correct. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE III, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify only the corresponding section or subsection of this ARTICLE III.

3.1      Organization, Good Standing and Qualification of the Seller and the Parent.  The Seller and the Parent are duly incorporated and validly existing and in corporate and tax good standing under the Laws of the State of Delaware. The Seller is duly qualified or licensed as a foreign corporation to do business and is in corporate and tax good standing under the Laws of each jurisdiction where the character of the Acquired Assets or the nature of the Business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably likely to have a Business Material Adverse Effect. The Seller has all requisite power and authority, and is in possession of all Approvals necessary, to own, lease and operate the Acquired Assets and to carry on the Business as it is now being conducted. The Seller and the Parent have delivered to Buyer complete and accurate copies of their respective Organizational Documents, in each case as amended (if applicable) and in effect as of the date hereof. Set forth in Section 3.1(a) of the Disclosure Schedule is a list of (i) the jurisdictions in which the Seller is qualified or licensed to transact business, (ii) every state or foreign jurisdiction in which the Seller has employees or facilities and (iii) the directors and officers of the Seller.

3.2      Ownership of the Seller; Subsidiaries.  All outstanding shares of capital stock of the Seller are owned solely by the Parent and no other Person has at any time held any shares of capital stock of the Seller. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) obligating the Seller to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of the Seller. The Seller has not had, nor does it currently have, any Subsidiaries, nor has it ever owned, nor does it currently own, any capital stock or other proprietary interest, directly or indirectly, in any other Person.

3.3      Authorization; Binding Obligation.  Each of the Seller and the Parent have all necessary power and authority to execute and deliver this Agreement, each Related Agreement to which it is a party and each other instrument or document required to be executed and delivered by it pursuant to this Agreement or any such Related Agreement, and to perform each of their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Seller and the Parent of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action on the part of the Seller and the Parent and no other corporate proceedings on their part are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions so contemplated herein and therein. This Agreement has been, and each of the Related Agreements to which the Seller or the Parent is a party, when executed and delivered by the Seller or the Parent, will be, duly and validly executed and delivered by the Seller or the Parent, as applicable, and this Agreement constitutes, and each Related Agreement to which the Seller or the Parent is a party, when executed and delivered by the Seller or the Parent, and each other party hereto and thereto, constitutes, a legal, valid and binding obligation of the Seller or the Parent, as applicable, enforceable against the Seller or the Parent in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.4      Consents and Approvals.  The execution and delivery by the Seller and the Parent of this Agreement, the Related Agreements to which the Seller or the Parent is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Seller or the Parent do not, and the performance of this Agreement, the Related Agreements to which the Seller or the Parent is a party and any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Seller or the Parent shall not, require the Seller or the Parent to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority.

3.5      No Violation.  The execution and delivery by the Seller and the Parent of this Agreement, the Related Agreements to which the Seller or the Parent is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Seller or the Parent do not, and the performance of this Agreement, the Related Agreements to which the Seller or the Parent is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Seller or the Parent, will not, (a) conflict with or violate the Organizational Documents of the Seller or the Parent, (b) conflict with or violate any Law or Order applicable to the Seller or the Parent or by which they or any of the Acquired Assets are bound or affected, or (c) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a breach, violation or default) under, or result in the creation of a Lien on any of the Acquired Assets pursuant to, any Assigned Contract or any other material Contract to which the Seller or the Parent is a party or is otherwise bound, or any Approval to which the Seller or the Parent is a party or by which the Seller or the Parent is bound or affected.

3.6      Regulatory Matters; Licenses and Permits.  Section 3.6 of the Disclosure Schedule contains a correct and complete list of all Approvals and Orders that have been issued, granted or otherwise made available to the Seller with respect to the Business (the “Business Licenses”). No Approvals or Orders have been issued, granted or otherwise made available to the Parent in connection with the operation of the Business. Each Business License is valid and in full force and effect, no Business License is subject to any Lien, limitation, restriction, probation or other qualification, and there is no default under any Business License or, to the knowledge of the Seller or the Parent, any basis for the assertion of any default thereunder. There is no Action pending or, to the knowledge of the Seller or the Parent, threatened that would reasonably be expected to result in the termination, revocation, limitation, suspension, restriction or impairment of any Business License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Business License or, to the knowledge of the Seller or the Parent, any basis therefor. The Seller has, and has had at all relevant times, all Approvals that are or were necessary in order to enable the Seller to own and operate the Acquired Assets and to conduct the Business, including all necessary Approvals from the U.S. Food and Drug Administration (the “FDA”) or any foreign regulatory agency with a similar regulatory purpose. None of the Business Licenses will be adversely affected by the consummation of the transactions contemplated hereby. The Seller is in compliance in all material respects with the terms and conditions of each Business License held by it and the Seller has not received notice of any Action, and no such Action is pending, relating to the cancellation, suspension, revocation, modification or non-renewal of any Business License.

3.7      Title to and Condition of Properties; Sufficiency of Assets.

  (a)      Each of the Seller and the Parent, as applicable, is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good, valid and marketable title to, all of the Acquired Assets purported to be owned by the Seller or the Parent, as applicable, and the legal and valid right to use all other Acquired Assets used or held for use by the Seller or the Parent, as applicable, including all Acquired Assets held under Personal Property Leases, the Real Property Lease or License Agreements, in any case, free and clear of all Liens, other than Permitted Liens. Each of the Seller and the Parent, as applicable, has the power and the right to sell, assign and transfer good, valid and marketable title to all of the Acquired Assets purported to be owned by the Seller or the Parent, as applicable, and the valid, enforceable and sufficient right to use all of the other Acquired Assets, free and clear of all Liens other than Permitted Liens.

  (b)      All tangible assets and personal property included in the Acquired Assets have been maintained in accordance with normal industry practice and are in good operating condition and repair, subject to ordinary wear and tear, and there has not been any interruption of the operations of the Business due to the condition of any such assets or properties.

  (c)      Except for the assets set forth on Schedule 1.2(h) attached hereto, the Acquired Assets, including all assets and properties held under the Personal Property Leases, the Real Property Lease and License Agreements, comprise all assets, properties, rights and Contracts used in connection with the operation of the Business, which are all of the assets, properties, rights and Contracts necessary for Buyer to operate the Business following the Closing in the manner in which the Business is currently conducted. All operations of the Business are conducted by the Seller and, except for its ownership of certain Acquired Assets and in its capacity as the sole stockholder of the Seller, the Parent is not involved in the operations of the Business.

3.8      Real Property.

  (a)      Neither the Seller nor the Parent own, nor have they ever owned, any real property. Section 3.8 of the Disclosure Schedule sets forth a complete and accurate list of all real property that is leased by the Seller or the Parent and used in connection with the operation of the Business, including all real property subject to the Real Property Lease (the “Leased Real Property”). The Real Property Lease is in full force and effect and is the legal, valid and binding obligation of the Parent and, to the knowledge of the Seller and the Parent, of the other parties thereto in accordance with its terms, and neither the Seller, the Parent nor, to the knowledge of the Seller or the Parent, the other parties thereto is in breach or default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach, default or alleged breach or default by the Parent or, to the knowledge of the Seller and the Parent, the other parties thereto of any of the foregoing. No consent of, or notice to, any third party is required under the Real Property Lease as a result of or in connection with, and the enforceability of the Real Property Lease will not be affected in any manner by, the execution, delivery and performance of this Agreement or the transactions contemplated hereby. The Seller and the Parent have delivered to Buyer a true and complete copy of the Real Property Lease, including all amendments thereto.

  (b)      The Parent holds the property leased to it under the Real Property Lease (the “Leased Real Property”) free and clear of all Liens, claims or rights of any third parties and the possession of the Leased Real Property (the “Premises”) by the Parent and the Seller has not been disturbed and no claim has been asserted against the Seller or the Parent adverse to its rights in such Premises. All improvements, fixtures and structures on the Premises and the current uses of the Premises conform in all material respects to all applicable Laws, including building, zoning, health, safety and other Laws, and applicable zoning Laws permit the presently existing improvements and the conduct of the Business as being conducted on the Premises. All improvements, mechanical equipment, fixtures and operating systems included in the Premises are in good operating condition and repair (ordinary wear and tear excepted) and there does not exist any condition which materially interferes with the economic value or use of such property and improvements.

  (c)      Neither the Parent nor the Seller has granted any leases or licenses, or created any tenancies, affecting the Premises. Except as disclosed in Section 3.8(c) of the Disclosure Schedule, there are no other parties in possession of any portion of the Premises as trespassers or otherwise.

  (d)      Neither the Parent nor the Seller is a party to or is otherwise bound by, nor is any of the Premises subject to, any Contract requiring it to pay any commissions or other compensation to any brokers or agents in connection with any of the Premises, and has had no dealings with any broker or agent with respect to the Premises upon which any such broker or agent would be entitled to a commission or other compensation.

  (e)      To the knowledge of the Parent and the Seller, (i) there are no Laws or Orders now in existence or under active consideration by any Governmental Authority which could require the tenant of any Leased Real Property to make any expenditure in excess of $10,000 to modify or improve such Leased Real Property to bring it into compliance therewith and (ii) neither the Parent nor the Seller is required to expend more than $10,000 in the aggregate under the Real Property Lease to restore the Leased Real Property at the end of the term of the Real Property Lease to the condition required under the Real Property Lease (assuming the conditions existing in such Leased Real Property as of the date hereof).

3.9      Personal Property Leases.  Section 3.9 of the Disclosure Schedule sets forth a complete and accurate list of all personal property that is leased by the Seller (the “Leased Personal Property” and, the leases covering the Leased Personal Property, collectively, the “Personal Property Leases”). The Parent does not lease any personal property that is used in connection with the operation of the Business. The Seller is the owner and holder of the leasehold interests purported to be granted by each Personal Property Lease, and all Personal Property Leases are in full force and effect in accordance with the terms thereof and are the legal, valid and binding obligations of the Seller and, to the knowledge of the Seller, of each other party thereto enforceable in accordance with their respective terms, and neither the Seller nor, to the knowledge of the Seller, the other party or parties thereto is or are in material breach or default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a material breach, default or alleged breach or default by the Seller or, to the knowledge of the Seller, the other party or parties thereto of any of the foregoing. No consent of, or notice to, any third party is required under any Personal Property Lease as a result of or in connection with, and the enforceability of any such Personal Property Lease will not be affected by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby. The Seller has delivered to Buyer complete and accurate copies of all Personal Property Leases, including all amendments thereto.

3.10    Environmental Matters.

  (a)      The Seller and the Parent have complied and are in compliance in all material respects with all Environmental Laws, which compliance includes the possession by the Seller and the Parent of all Approvals required under Laws and compliance with the terms and conditions thereof. Section 3.10(a) of the Disclosure Schedule includes a list of all of the Approvals required under Environmental Laws necessary to own and operate the Acquired Assets or the Business as currently conducted. There are no past or present facts, circumstances, conditions, activities or incidents which could give rise to any Liability or result in a claim against the Seller, the Parent or Buyer under any Environmental Law. There have been no releases by the Seller or any of its Affiliates of any Materials of Environmental Concern into the environment at any real property or facility formerly or currently owned or operated by the Seller or any of its Affiliates that is or was ever used by the Seller or any of its Affiliates. Neither the Parent nor the Seller has any knowledge of any release by any other Person of any Materials of Environmental Concern into the environment at any parcel of real property or any facility formerly or currently operated by the Seller that is or was ever used by the Seller or any of its Affiliates. There is no Action pending or, to the knowledge of the Seller or the Parent, threatened or other notice of violation, formal administrative proceeding or written information request by any Governmental Authority, nor has the Seller or the Parent received notice of any investigation by any Governmental Authority relating to any Environmental Law nor any other notice from a Governmental Authority or any Person alleging that the Seller or the Parent is not in compliance with any Environmental Law or Approval required under any Environmental Law or has any Liability under any Environmental Law or for the remediation of any Materials of Environmental Concern at any property.

  (b)      There are no facts, circumstances or conditions existing at any facilities owned or operated by the Seller or any of its Affiliates, including the release of any Materials of Environmental Concern, that would reasonably be expected to give rise to any material Liability or result in a claim against the Seller or any of its Affiliates, under any Environmental Law.

  (c)      Set forth in Section 3.10(c) of the Disclosure Schedule is a complete and accurate list of all environmental reports, investigations or audits (whether in hard copy or electronic form) relating to premises currently or previously leased, owned or operated by the Seller or any of its Affiliates (whether conducted by or on behalf of the Seller or any of its Affiliates or a third party, and whether done at the initiative of the Seller or an Affiliate or directed by a Governmental Authority or other third party) of which the Seller or the Parent is aware. A complete and accurate copy of each such document has been provided to Buyer.

3.11    Financial Statements; No Undisclosed Liabilities.

  (a)      Section 3.11 of the Disclosure Schedule contains the following financial statements (collectively, the “Financial Statements”):

    (i)      the unaudited balance sheet of the Seller as of May 31, 2009 (the “Interim Balance Sheet”) and the related statements of income, cash flow and stockholders’ equity for the five-month period then ended (the “Interim Financial Statements”); and

    (ii)     the unaudited balance sheets of the Seller as of December 31, 2008 and December 31, 2007 and the related statements of income, cash flow and stockholders’ equity for the respective twelve-month periods then ended.

The Financial Statements were prepared in accordance with the books and records of the Seller, are complete and correct and fairly and accurately present in all material respects the financial condition of the Seller and the Business as of the dates indicated and the results of operations of the Seller and the Business for the respective periods indicated, and have been prepared in accordance with GAAP, consistently applied, except for the absence of complete footnote disclosure as required by GAAP and subject to changes resulting from normal, recurring period-end audit adjustments. The Financial Statements reflect the consistent application of GAAP throughout the periods involved.

  (b)      Except as and to the extent the amounts are specifically accrued or disclosed in the Interim Balance Sheet, neither the Seller nor the Parent (with respect to the Business) have any material Liabilities, whether or not required by GAAP to be reflected in the Interim Balance Sheet, except for Liabilities that were incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet.

3.12    Absence of Certain Events.  Since December 31, 2008, the Business has been conducted only in the ordinary and usual course and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting the Acquired Assets or the Business which, individually or in the aggregate, has had or could reasonably be expected to have a Business Material Adverse Effect (a “Business Material Adverse Change”). As amplification and not in limitation of the foregoing, since December 31, 2008, there has not been:

  (a)      any material decrease in the value of any of the Acquired Assets, other than ordinary depreciation consistent with past practices;

  (b)      any voluntary or involuntary sale, assignment, license or other disposition of any kind of any material asset or property of the Seller or the Parent used in connection with the operation of the Business, except the sale of inventory in the ordinary course of business;

  (c)      any Lien imposed or created on any of the Acquired Assets;

  (d)     any damage, destruction or loss of any material asset or property of the Seller or the Parent used in connection with or relating to the operation of the Business, by fire or other casualty, whether or not covered by insurance;

  (e)     any capital expenditure or commitment by the Seller in excess of $10,000 or series of capital expenditures or commitments in excess of $20,000 in the aggregate;

  (f)      any payment, discharge or satisfaction of any material Liability of the Seller or the Business other than payments made in the ordinary course of business of Liabilities reflected or reserved against in the Interim Balance Sheet or Liabilities incurred since that date in the ordinary course of business consistent with past practice;

  (g)     any assignment, termination, modification or amendment of any material Contract to which the Seller was or is a party or which is otherwise related to the Business, except for terminations, modifications or amendments made in the ordinary course of business consistent with past practice and which would not, either individually or in the aggregate, have a Business Material Adverse Effect;

  (h)     any notice to the Seller or the Parent that any Assigned Contract or other material Contract to which the Seller or the Parent was or is a party that relates to the Business or the operation thereof has been breached, repudiated or terminated or will be breached, repudiated or terminated;

  (i)      any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any Business Employee, or any agreement to pay any bonus or extra compensation or other employee benefit to any Business Employee;

  (j)      any failure to pay or discharge when due (after the application of any applicable grace periods) any material Liabilities of the Seller or the Parent arising from the operation of the Business, except for Liabilities contested in good faith by the Seller or the Parent and for accounts payable of the Seller which are paid in accordance with the historical practices of the Seller, provided that, such Liabilities and accounts payable have been fully reflected and reserved for in the Interim Balance Sheet;

  (k)     any change in any of the accounting principles adopted by the Seller or the Parent, or any change in the Seller’s or the Parent’s accounting policies, procedures, practices or methods with respect to applying such principles, other than as required by GAAP;

  (l)      any material transaction or Contract entered into, or Liability created, assumed, guarantied or incurred, by the Seller outside the ordinary course of business;

  (m)    any amendment to the Organizational Documents of the Seller;

  (n)     any Tax election made by the Seller, or any change of any annual Tax accounting period, amendment of any Tax Return, settlement of any income Tax Liability, entry into any closing agreement, settlement of any Tax claim or assessment, surrender of any right to claim a Tax refund or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

  (o)      any acquisition of or agreement to acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization;

  (p)      any termination of employment (or other form of engagement) of any Business Employee or any expression of intention by the Seller or the Parent or by any such Business Employee to terminate employment (or other engagement);

  (q)     any cancellation or forfeiture of any material debts or claims of the Seller or any waiver of any material rights of material value to the Seller or the Business or settlement of any Action;

  (r)      any write-off of any accounts receivable or notes receivable of the Seller or any portion thereof in excess of $10,000 individually or $20,000 in the aggregate, or any sale, assignment or disposition of any such account or note receivable (including by means of any factoring agreement);

  (s)      any incurrence, assumption or creation of any Indebtedness or guarantee of any Indebtedness of any other Person, or making, incurrence, assumption, creation or guarantee of any loan, or making of any advance or capital contribution to or investment in any Person by the Seller;

  (t)      any engagement by the Seller in any transaction with any Affiliate, employee, officer, director or security holder thereof, other than the payment of normal wages and salaries to employees in the ordinary course of business and consistent with past practice and advances to employees in the ordinary course of business for travel and similar business expenses and consistent with past practice;

  (u)     any grant of any license or sublicense of any rights under or with respect to, or sale, transfer or permission to lapse, of any Seller Intellectual Property; or

  (v)     any agreement, understanding, authorization or proposal, whether in writing or otherwise, for the Seller to take any of the actions specified in this Section 3.12.

3.13    Legal Proceedings.

  (a)     Section 3.13(a) of the Disclosure Schedule sets forth all Actions pending or, to the knowledge of the Seller or the Parent, threatened against the Seller or any of its officers or directors (in their capacities as such), and the Seller has not received any claim, complaint, incident, report, threat or notice of any such Action. There is no Action pending or threatened against any other Person by the Seller.

  (b)     Section 3.13(b) of the Disclosure Schedule sets forth all Actions that (i) involved the Seller at any time during the past three (3) years and (ii) are no longer pending (the “Prior Actions”). All of the Prior

Actions have been concluded in their entirety and the Seller does not have and will not have any Liability with respect to the Prior Actions. The Seller and the Parent have provided Buyer with all formal written communications relating to the Prior Actions between the Seller and a Governmental Authority and any Orders related thereto.

  (c)      Neither the Seller nor the Parent has received any communication or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability relating to their ownership or operation of the Acquired Assets or the Business.

  (d)      There are no outstanding Orders against, involving or affecting the Seller, the Business or the Acquired Assets, and the Seller is not in default with respect to any such Order of which it has knowledge or was served upon it.

  (e)      There is no Action pending or, to the knowledge of the Seller or the Parent, threatened by or against or affecting the Parent that (a) relates to the Business, the Acquired Assets or the Assumed Liabilities, (b) would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement, or (c) would otherwise prevent the Parent from (i) executing and delivering this Agreement or the Related Agreements to which it is a party or (ii) performing the Parent’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements to which it is a party.

3.14    Compliance with Laws.

  (a)      The Seller and the Parent have complied and are in compliance in all material respects with all Laws applicable to (i) the Seller, (ii) the Acquired Assets and (iii) the Seller’s and the Parent’s ownership, use or operation thereof, and to the operation of the Business. Neither the Seller nor the Parent has received any notice to the effect that, or otherwise been advised that, the Seller or the Parent is not in compliance with any such Laws, and neither the Seller nor the Parent have any reason to anticipate that any existing circumstances are likely to result in an Action or a violation of any such Law. No investigation or review by any Governmental Authority with respect to the Seller, the Parent (relating to the Business) or the Business is pending or, to the knowledge of the Seller or the Parent, threatened, nor has any Governmental Authority indicated an intention to conduct the same.

  (b)      The Seller and the Parent have complied and are in compliance in all material respects with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the Regulations promulgated thereunder and all applicable state privacy Laws in connection with the operation of the Business. The Seller Products contain technical security mechanisms, which are reasonably capable of protecting the confidentiality, integrity and availability of the data stored or transmitted by such products, and include access controls, audit controls, mechanisms to verify the integrity of the data or images, Person authentication, and transmission security mechanisms. Neither the Seller nor the Parent have received from any Person, nor have been made aware of, any written complaints or concerns regarding the Seller’s or any Seller Product’s noncompliance with HIPAA, any regulations promulgated thereunder, or any applicable state privacy Laws. To the extent that the Seller or the Parent has represented to a customer of the Business that Business’ products or services comply with any privacy or security Laws or standards, the Seller and the Parent have undertaken all activities reasonably necessary to comply with such Laws or standards.

3.15    Employment Matters.

  (a)      Section 3.15(a) of the Disclosure Schedule sets forth a complete and accurate list of all current Business Employees as of the date hereof and each such Business Employee’s (i) rate of pay or annual compensation (including actual or potential annual, incentive, retention, change-of-control or other bonus or similar payments and the terms of any commission payments or programs) as of the date hereof an as of immediately prior to the Seller’s compensation reduction implemented in the fourth quarter of 2008, (ii) title(s), (iii) status of employment or engagement, (iv) date of hire or engagement, (v) annual vacation, sick and other paid time off allowance, (vi) amount of accrued vacation, sick and other paid time off and the economic value thereof, (vii) description of other fringe benefits and (viii) terms of severance benefits. Section 3.15(a) of the Disclosure Schedule also identifies each Business Employee who is not fully available to perform his or her duties as a result of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service. Section 3.15(a) of the Disclosure Schedule sets forth all employment, consulting, independent contractor, severance pay, continuation pay, termination or indemnification Contracts between the Seller or any of its Affiliates and any current or former Business Employee.

  (b)      Neither the Seller nor any of its Affiliates are, and, as of the Closing Date, will be delinquent in payments to any Business Employee for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them to date or through the Closing Date or any amounts required to be reimbursed to any Business Employee or any post-employment or post-engagement obligations of any type. Upon termination of employment or engagement of any Business Employee, neither Buyer nor any of its Affiliates will, by reason of anything done prior to the Closing, be liable to any Business Employee for so-called “severance pay” or any other similar payments, and to the Seller’s or the Parent’s knowledge, there are no circumstances whereby any current or former Business Employee may demand payment or compensation in connection with the termination of his or her employment. No current Business Employee has informed the Seller or the Parent that such individual intends to terminate his or her employment or engagement with the Seller.

  (c)      Neither the Seller or any of its Affiliates nor, to the knowledge of the Seller or the Parent, any Business Employee is in violation of any term of any employment, consulting, independent contractor, non-disclosure, non-competition, inventions assignment or any other Contract (or any other legal obligation such as a trade secrets statute or common law duty of loyalty) relating to the relationship of such Business Employee with the Seller or any of its Affiliates or any other Person or has been notified that such Business Employee may be in violation of any such Contract or other legal obligation. Each current Business Employee who is required to be licensed by applicable Law is so licensed, and complete and accurate copies of such Licenses have previously been delivered to Buyer.

  (d)      During the preceding twelve (12) months, the Seller has had adequate levels of staffing to conduct the Business in a commercially reasonable manner.

  (e)      Neither the Seller nor any of its Affiliates is a party to any collective bargaining Contracts or other Contracts with any labor unions or other representatives of the Business Employees nor is it under any obligation to bargain with any bargaining agent on behalf of any Business Employees. To the knowledge of the Seller or the Parent, there have not been any organization campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Business. There are no existing or threatened labor strikes, work stoppages or organized slowdowns affecting the Business.

  (f)      There are no unfair labor practice complaints or other Actions pending or, to the knowledge of the Seller or the Parent, threatened against the Seller before the National Labor Relations Board, any Court or any Governmental Authority concerning any Business Employee. There are no complaints or other Actions pending or, to the knowledge of the Seller or the Parent, threatened by or on behalf of any Business Employee alleging breach of any express or implied Contract.

  (g)      Section 3.15(g) of the Disclosure Schedule sets forth all Employee Benefit Plans under which current or former Business Employees (or their beneficiaries) are eligible to participate or derive a benefit or for which the Acquired Assets may be subject to any Liability. The Seller has delivered to Buyer correct and complete copies of all Employee Benefit Plans listed in Section 3.15(g) of the Disclosure Schedule. Each Employee Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter from the IRS. Each Employee Benefit Plan has been operated in accordance with applicable Law in all material respects.

  (h)      The Seller and its Affiliates have complied in all material respects with all its obligations under Law with respect to any aspect of the employment or engagement of all Business Employees, including with respect to employment practices, terms and conditions of employment, wage and hours, and the health and safety at work of their employees, and there are no claims pending or, to the knowledge of the Seller or the Parent, threatened by any person in respect of employment or engagement or any accident or injury. Neither the Seller nor any ERISA Affiliate has maintained a “multiemployer plan” (as defined in Section 3(37) of ERISA) or an arrangement subject to Section 501(c)(9), 419 or 419A of the Code, or a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, a self insured plan providing medical benefits or a plan providing for medical or life insurance coverage beyond termination of employment (other than COBRA Coverage or under similar state Laws).

  (i)      Each current Business Employee who is located in the United States and is not a United States citizen has all Approvals necessary to work in the United States in accordance with applicable Law.

  (j)      There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Seller or the Parent, threatened with respect to the Seller or the Business.

  (k)      There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, or any alleged violation of any privacy Laws, which has been asserted or, to the knowledge of the Seller or the Parent, is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Seller has employed or currently employs any person.

3.16    Taxes.  All Taxes payable by the Seller have been timely paid, or, to the extent not required to have been paid, have been accrued in the Interim Balance Sheet; all federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Seller with respect to any such Taxes have been timely filed, and all such Tax Returns are complete and correct in all material respects and have been filed in accordance with all applicable Law; all Taxes that the Seller is or was required by Law to have withheld have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority; no unpaid Tax deficiency has been asserted against or with respect to the Seller and neither the Seller nor the Parent has received notice of any such assertion; neither the Seller nor the Parent has been informed by any jurisdiction that such jurisdiction believes that the Seller is or was required to file any Tax Return. The Seller has not executed or entered into any ruling or agreement with any Governmental Authority regarding Taxes or has agreed to make any adjustment to its income or deductions pursuant to a change in its method of accounting. The Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and no withholding pursuant to Section 1445 of the Code will be required in connection with this Agreement or the transactions contemplated hereby. There are no Liens with respect to Taxes upon any of the Acquired Assets other than Permitted Liens.

3.17    Contracts.

  (a)      Section 3.17(a)(i) of the Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which the Seller is a party or is otherwise bound or by which any of the Acquired Assets are subject (and with respect to any oral Contract provides a complete description of the terms of such Contract) (the “Scheduled Contracts”):

    (i)       all notes, loans, credit agreements, mortgages, indentures, security agreements, operating leases, capital leases and other Contracts relating to Indebtedness and any Contract of suretyship or guaranty;

    (ii)      all employment, consulting and independent contractor Contracts, and all bonus, commission, compensation, pension, insurance, retirement, deferred compensation and other plans, Contracts and other arrangements for the benefit of any Business Employee;

    (iii)     all Contracts involving an annual payment to or by the Seller from or to any Person in excess of $5,000 individually or $20,000 in the aggregate with respect to all Contracts with such Person;

    (iv)     all Contracts for capital expenditures or the purchase or sale of any asset or property of the Seller in excess of $5,000 individually for any Person or $20,000 in the aggregate for all Contracts with such Person;

    (v)      all customer Contracts for the purchase of products or services from the Seller;

    (vi)     all joint venture, partnership or other Contracts involving a share of profits or losses with another Person;

    (vii)    all Contracts with any Affiliate of the Seller;

    (viii)   all Contracts restricting competition, solicitation or the business activities of the Seller;

    (ix)     all Contracts pursuant to which the Seller has granted or received manufacturing rights, most favored nation pricing provisions or exclusive marketing, sales or other similar rights relating to any product, service, technology, asset or territory;

    (x)      all Government Contracts and Government Bids;

    (xi)     all sales, agency, representative, distributor, franchise or similar Contracts;

    (xii)    all Contracts under which the Seller subcontracts services to a third party;

    (xiii)   any material Contract which is terminable upon or prohibits a sale of substantially all of the assets of Seller;

    (xiv)   all Contracts granting or permitting any Lien on any of the Acquired Assets;

    (xv)    all Contracts with any vendors, suppliers or contractors; and

    (xvi)   any other Contracts that are material to the Seller or the Business and have not been previously disclosed pursuant to this Section 3.17.

The Seller has delivered to Buyer complete and accurate copies of all Assigned Contracts and Scheduled Contracts, including all amendments thereto. Except as set forth in Section 3.17(a)(ii) of the Disclosure Schedule, the Parent is not a party to or bound by any Contract that relates to the operation of the Business other than the Parent Assigned Contracts.

  (b)      Neither the Seller nor the Parent is in breach or default in any material respects under the terms of any Assigned Contract and, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by the Seller or the Parent, nor has the Seller or the Parent received any notice of any breach or default or alleged breach or default under any Assigned Contract. To the knowledge of the Seller or the Parent, no other party to any Assigned Contract is in default under the terms thereof, and, to the knowledge of the Seller or the Parent, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor has the Seller or the Parent received any notice of any breach or default by any such party.

  (c)      The Assigned Contracts are in full force and effect and are valid and binding obligations of the Seller and, to the knowledge of the Seller or the Parent, the other parties thereto. Neither the Seller nor the Parent has received any notice from any other party to a Assigned Contract of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto, nor, to the knowledge of the Seller or the Parent, is there any basis therefor.

  (d)      No consent of, or notice to, any third party is required under any Assigned Contract as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of any Assigned Contract will be affected in any manner by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.

  (e)      Except as set forth in Section 3.17(e) of the Disclosure Schedule, (i) there are no non-United States citizens employed by the Seller or any of its Affiliates actively working on any Government Contract nor are there any employees or contractors working on Government Contracts outside of the United States, (ii) the final indirect rate submissions, including all support schedules, submitted to any Governmental Authority with respect to Government Contracts have been approved and (iii) to the extent required by Law, all Government Contracts have been awarded, and all Government Bids have been submitted, under a full and open procurement process without preferential treatment of any kind. To the knowledge of the Seller or the Parent, there exists no basis for a claim of any liability by any Governmental Authority as a result of defective cost and pricing data submitted to such Governmental Authority, including any such data relating to liabilities accrued on the Seller’s books or in its financial accounts for deferred compensation to any Business Employee. To the knowledge of the Seller or the Parent, no audit or review of any Government Contract will likely result in the disallowance of, or claim for, any amount paid or payable to the Seller under such Government Contract, whether as a result of excess payments, excess profit recapture or otherwise.

3.18    Transactions With Affiliates.  Section 3.18 of the Disclosure Schedule lists all Contracts or transactions to or by which the Seller, on the one hand, and any of its Affiliates, officers, directors or employees or, to the knowledge of the Seller or the Parent, any family member, relative or Affiliate of any such officer, director or employee, on the other hand, are or have been a party or otherwise bound or affected and that (i) were entered into since January 1, 2008, (ii) are currently pending or in effect or (iii) involve continuing Liabilities that, individually or in the aggregate, have been or will be material to the Seller (each an “Affiliate Transaction”). Each Affiliate Transaction was on terms and conditions as favorable to the Seller as would have been obtainable by it at the time in a comparable arm’s-length transaction with a Person other than such Person. Neither Parent nor any officer, director or employee of the Seller, or, to the knowledge of the Seller or the Parent, any family member, relative or Affiliate of any such officer, director or employee, (i) owns, directly or indirectly, any interest in (x) any asset or other property used in or held for use by the Seller in connection with the operation of the Business or (y) any Person that is a supplier, customer, vendor or competitor of the Seller, (ii) serves as an officer, director or employee of any Person that is a supplier, customer, vendor or competitor of the Seller or (iii) is a debtor or creditor of the Seller.

3.19    Insurance.  The Seller, the Business and the Acquired Assets are, and will through the Closing Date be, insured with reputable insurers against risks normally insured against by similar businesses under similar circumstances. Section 3.19 of the Disclosure Schedule lists, by type, carrier, policy number, limits, premium and expiration date, all insurance coverage carried by the Seller or the Parent (with respect to the Business or the Acquired Assets), together with a history of all claims made by the Seller or the Parent thereunder since January 1, 2007, which insurance will remain in full force and effect in accordance with policy terms, with respect to all events occurring prior to the Closing Date. Section 3.19 of the Disclosure Schedule also states whether each such policy is carried on a “claims made” or “occurrence” basis. All such insurance policies are owned by and payable solely to the Seller or the Parent, as applicable, and all premiums with respect thereto are currently paid and will be paid through the Closing Date. Neither the Seller nor the Parent have failed to give any notice of any claim under any such policy in due and timely fashion, have not received notice of cancellation or non-renewal of any such policy and have no knowledge of any threatened or proposed cancellation or non-renewal of any such policy, and the Seller and Parent are otherwise in compliance with the terms of such policies. Neither the Seller nor the Parent (with respect to the Business or the Acquired Assets) have ever maintained, established, sponsored, participated in or contributed to any self-insurance plan. There are no outstanding claims under any such policy which have gone unpaid for more than thirty (30) days, or as to which the insurer has disclaimed liability. Neither the Seller nor the Parent (with respect to the Business or the Acquired Assets) have been denied or had revoked, cancelled, non-renewed or rescinded any policy of insurance.

3.20    Intellectual Property.

  (a)      Section 3.20(a) of the Disclosure Schedule sets forth a complete and accurate list of all United States and foreign Patents, Trademarks (including unregistered Trademarks), Internet domain names and registered Copyrights comprising Seller Intellectual Property, indicating for each, the applicable jurisdiction, registration number (or application number), date issued (or date filed), and status (including the next action or payment and date due). All registered and applied for Trademarks, Patents and Copyrights included in the Seller Intellectual Property are currently pending, in compliance in all material respects with all legal requirements (including the timely filing of responses, statements or affidavits of use and incontestability and renewal applications and required fees with respect to Trademarks, and the payment of filing, examination, maintenance and other fees and the filing of responses, declarations and affidavits with respect to Patents), to the Seller’s knowledge are valid and enforceable, and are subject to those fees, responses or actions falling due within sixty (60) days after the Closing Date as shown in Section 3.20 of the Disclosure Schedule. No such Trademark has been or is now involved in any cancellation proceeding and, to the knowledge of the Seller or the Parent, no such Action is threatened with respect to any of such Trademarks. All Trademarks included in the Seller Intellectual Property have been in continuous use by the Seller since they were first used by the Seller. To the knowledge of the Seller and Parent, there has been no prior use of such Trademarks by any Person which would confer upon such Person superior rights in such Trademarks; and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in their respective registration certificates or identified in their respective pending applications.

No Patent and included in the Seller Intellectual Property has been or is now involved in any litigation, infringement, interference, reissue, re-examination, opposition, invalidity or nullity proceeding. No Copyright registration or copyrightable work included in the Seller Intellectual Property has been or is now involved in any litigation. To the knowledge of the Seller or the Parent, there are no Trademarks of any third party potentially conflicting with the Trademarks included in the Seller Intellectual Property or Patents of any third parties potentially interfering with the Patents included in the Seller Intellectual Property.

  (b)      Section 3.20(b) of the Disclosure Schedule sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Seller Intellectual Property (“Licensed Intellectual Property”), whether the Seller is the licensee or licensor thereunder, and any assignments, consents, forbearances to sue, judgments, orders, settlements, indemnification or similar obligations relating to any Licensed Intellectual Property to which the Seller is a party or otherwise bound (excluding employee and consulting agreements and assignments filed with the United States Patent and Trademark Office) (collectively, the “License Agreements”), indicating for each the title, the parties, date executed, whether or not it is exclusive and the Licensed Intellectual Property covered thereby. The License Agreements are valid and binding obligations of the Seller and, to the Parent and the Seller’s knowledge, of each other party thereto enforceable in accordance with their respective terms, and neither the Seller nor, to the knowledge of the Seller or the Parent, the other party or parties thereto is or are in breach or default thereunder in any material respect, and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default or alleged breach or default by the Seller or, to the knowledge of the Seller or the Parent, the other party or parties thereto of any of the foregoing. No consent of, or notice to, any Person is required under any License Agreement as a result of or in connection with, and the terms or enforceability of any License Agreement will not be affected in any manner by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby. Neither the Seller nor the Parent has received any notice of termination or cancellation under any material License Agreements.

  (c)      The Seller Intellectual Property constitutes all of the Intellectual Property used in or necessary for the conduct of the Business as currently conducted, including all Intellectual Property necessary to use, manufacture, market and distribute the Seller Products, in each case to the extent the Seller uses, manufactures, markets or distributes the Seller Products.

  (d)      No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Seller Intellectual Property other than as set forth in the License Agreements. All inventions, discoveries, Trade Secrets and works, whether or not patented or patentable or otherwise protectable under Law, created, prepared, developed or conceived by Business Employees are the exclusive property of the Seller and were either created, prepared, developed or conceived by (i) Business Employees within the scope of their employment or (ii) by independent contractors who have duly assigned their rights to the Seller pursuant to enforceable written agreements.

  (e)      The Seller owns exclusively all Seller Intellectual Property purported to be owned by the Seller, and has a valid, enforceable, freely transferable and sufficient right to use for the purposes the Seller has previously used, all Seller Intellectual Property licensed by the Seller, free and clear of all Liens, other than Permitted Liens.

  (f)      The operation of the Business as currently conducted, the sale or use of the Seller Products and/or services of the Seller, and the use of the Seller Intellectual Property in connection therewith has not, does not or will not, when conducted in substantially the same manner following the Closing, infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other rights of any other Person or constitute unfair trade practices. Neither the Seller nor the Parent has received notice of any allegation that the use of any Seller Intellectual Property or the conduct of the Business as currently conducted or proposed to be conducted would infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other rights of any other Person, nor is the Seller or the Parent aware of any basis for such a claim. To the knowledge of the Seller or the Parent, no Person is misappropriating, infringing, violating or making unlawful use of any Seller Intellectual Property. There is no Action pending or, to the knowledge of the Seller or the Parent, threatened alleging that the conduct of the Business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property or other rights of any other Person, nor is the Seller or the Parent aware of any basis for such a claim. Neither the Seller nor the Parent has threatened to bring and neither the Seller nor the Parent has brought any Action regarding the ownership, use, validity or enforceability of any Seller Intellectual Property.

  (g)      The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Seller’s ownership or other rights in and to any of the Seller Intellectual Property or under any of the License Agreements, require the Seller to grant to any third party any right to any Seller Intellectual Property or obligate the Seller to pay any royalties or other amounts to any third party in excess of any obligations to pay amounts to such third parties pursuant to Contracts existing prior to the Closing, nor will the consummation of the transactions contemplated hereby require the approval or consent of any Governmental Authority or other Person in respect of any Seller Intellectual Property.

  (h)      Section 3.20(h) of the Disclosure Schedule lists all Software (including Software being developed) which is owned, licensed or otherwise used (or intended to be used) by the Seller or provided (or intended to be provided) by the Seller to the Seller’s customers and indicates whether the Software is subject to an escrow agreement or a license agreement (and, if so, indicates where the Software is held in escrow and identifies such license agreement), any software programs or platforms that the Software is based upon, built upon or otherwise needed to use the Software, the developer of the Software, any developers that modified the Software and how the Software is used (i.e., whether it is used only by the Seller, only by the Seller’s customers or both). The Seller has not sold or licensed any such Software to a third party. All Software owned by the Seller, and to the knowledge of the Seller or the Parent, all Software licensed from third parties by the Seller, is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, if applicable, and, with respect to the Software owned by the Seller, the applications can be compiled from their associated source code without undue burden. The Seller has delivered to Buyer all required documentation relating to the compilation and linking, use, maintenance and operation of the Software described herein. The Seller has never used any Software or other material that is distributed as “free software,” “open source software,” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache License) in connection with the operation of the Business.

  (i)      All of the copyrightable materials incorporated in, underlying or used with the Seller Products have been created by employees of the Seller within the scope of their employment by the Seller or by independent contractors of the Seller who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Seller. No portion of such copyrightable material was jointly developed with any third party.

  (j)      The Seller has taken all reasonable steps in accordance with normal industry practice to protect the Seller Intellectual Property, including all rights in confidential information and Trade Secrets included in the Seller Intellectual Property. Except pursuant to enforceable confidentiality obligations in favor of the Seller, there has been no disclosure of any the confidential information or Trade Secrets included in the Seller Intellectual Property. To the knowledge of the Seller and the Parent, no current or former employee, consultant, contractor or potential partner or investor of the Seller is in unauthorized possession of any of the confidential information, Trade Secrets or Software included in the Seller Intellectual Property.

  (k)      Section 3.20(k) of the Disclosure Schedule describes all databases and organized or structured collections of data used by the Seller (the “Databases”). Following the Closing, the Databases will have at least the same information and functionality as exists prior to the Closing. No Person (other than the Seller) has any right, title or interest in or to any of the information contained in any of the Databases and the Seller has not sold, assigned, leased, transferred, permitted the use of or otherwise disclosed to any Person any information contained in any of the Databases, including any Personally Identifiable Information. The Seller has complied and is in compliance with all applicable privacy Laws, and all information contained in the Databases has been collected, used and maintained in accordance with all applicable privacy Laws. The Seller has the right to sell and assign all of its rights in and to the Databases and all information contained therein, and any such sale and assignment will not violate any privacy policy applicable to any Personally Identifiable Information contained therein at the time it was collected.

3.21    Accounts Receivable; Accounts Payable.

  (a)      All accounts receivable included in the Acquired Assets (i) have arisen from bona fide transactions in the ordinary course of business consistent with past practice, (ii) represent valid and enforceable obligations, and (iii) are owned exclusively by the Seller free and clear of all Liens. No discount or allowance from any such receivable has been made or agreed to and none represents billings prior to actual sale of goods or provision of services. There is no obligor of any such account receivable that has refused or threatened to refuse to pay its obligations for any reason and, to the knowledge of the Seller and the Parent, no such obligor has been declared bankrupt by a court of competent jurisdiction or that is subject to any bankruptcy proceeding. Attached hereto as Section 3.21(a) of the Disclosure Schedule is a complete and accurate accounts receivable aging report as of the date hereof.

  (b)      All accounts payable and accrued expenses of the Seller have arisen only from bona fide transaction in the ordinary course of business consistent with past practice. Section 3.21(b) of the Disclosure Schedule is a complete and accurate accounts payable aging report as of the date hereof, which report include the name, address, account number and other information and contact information for each creditor listed therein.

3.22    Absence of Restrictions on Business Activities.  There is no Contract or Order binding upon the Seller, the Parent or any of the Acquired Assets which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Seller or the Parent (relating to the Business), any acquisition of property (tangible or intangible) by the Seller or the Parent (relating to the Business), the conduct of the Business by the Seller or the Parent or otherwise limiting the freedom of the Seller or the Parent (relating to the Business) to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, neither the Seller nor the Parent has entered into any agreement under which either of them is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market in connection with the Business.

3.23    Payments: Foreign Corrupt Practices Act: U.S. Export and Sanctions Laws.

  (a)      Neither the Seller, the Parent nor any director, officer, agent, employee or other Person associated with or acting on behalf of the Seller or the Parent has, directly or indirectly (i) paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person, government official or other party that is illegal or improper under any applicable Law, (ii) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (iii) made any unlawful payment or offered anything of value to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns, (iv) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 (15 United States Code Section 78dd-1, et seq.), as amended, or any applicable Law of similar effect, (v) made any unlawful bribe, rebate, payoff, influence payment, kickback or transfer of value to any other Person or (vi) established or maintained any fund that has not been recorded in the books and records of the Seller or the Parent.

  (b)      The Seller and the Parent have complied and is in compliance with applicable provisions of the United States export and sanctions laws, and regulations implemented thereunder, including the Arms Export Control Act (22 United States Code Section 2751 et seq.), as amended, the Export Administration Act (50 United States Code Section 2401 et seq.), as amended, the International Emergency Economic Powers Act (50 United States Code Section 17091 et seq.), as amended, and the various sanctions regulations administered by the Office of Foreign Assets Control of the Department of the Treasury of the United States, as amended.

3.24    Books and Records.  The books and records of the Seller and the Parent delivered or made available to Buyer are complete and accurate in all material respects and reflect the assets, liabilities, prospects, business, financial condition and results of operations of the Business in all material respects and have been maintained in accordance with prudent business practices. The minute books of the Seller contain materially accurate and complete records of all meetings held by, and corporate action taken by, the stockholders, the board of directors and committees of the board of directors of the Seller, and no meeting of any stockholders, board of directors or committee has been held where material matters were approved, voted upon or acted upon for which minutes have not been prepared and are not contained in such minute books.

3.25    Inventory.  All raw materials, supplies, manufactured and processed parts, work-in-progress, packaging and finished goods and other items of the Business (“Inventory”) are and as of the Closing will be of a quality that is suitable, usable or (in the case of finished goods and products) saleable in the ordinary course of its business. Neither the Seller nor the Parent is presently, and at the time of the Closing will not be, in possession of any Inventory that is not owned by the Seller. The quantity of the Inventory on hand or in transit is, and at the Closing will be, at levels substantially customary for the Business.

3.26    Internal Controls.  The Seller maintains a system of internal control over financial reporting sufficient to provide reasonable assurance (a) that the Seller maintains records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets, (b) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) that transactions, receipts and expenditures are executed only in accordance with authorizations of management and the Seller’s Board of Directors and (d) regarding prevention or timely detection of the unauthorized access, acquisition, use or disposition of the Seller’s assets. The Seller has disclosed to Buyer any and all material fraud committed by management or other Business Employees who have a significant role in the Seller’s internal control over financial reporting.

3.27    Solvency.

  (a)      Neither the Seller nor the Parent have (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditor, (iii) suffered the appointment of a receiver to take possession of all or any portion of their assets, (iv) suffered the attachment or judicial seizure of all or any portion of their assets, (v) admitted in writing their inability to pay their debts as they come due or (vi) made an offer of settlement, extension or composition to their creditors generally.

  (b)      The Purchase Price and other terms and provisions of this Agreement and of the Related Agreements were negotiated at arm’s length and are fair, reasonable and consistent with existing market conditions. The Seller and the Parent have undertaken discussions with other potential purchasers of the Acquired Assets and, based on those discussions and the Seller’s and the Parent’s own knowledge of market conditions, believe that the terms provided for in this Agreement and the Related Agreements, including price, represent in their totality the most favorable terms available to the Seller and the Parent. The transactions contemplated by this Agreement and the Related Agreements are not being entered into by the Seller or the Parent with the intention of hindering, delaying or defrauding any of the Seller’s or the Parent’s current or future creditors.

3.28    Relationships with Customers and Suppliers.  Section 3.28 of the Disclosure Schedule includes a list of the Seller’s top twenty (20) customers (collectively, the “Customers”) by net revenue for the each of the years ended December 31, 2007 and December 31, 2008 and for the five-month period ended May 31, 2009. There are not, and have not been during the two (2) year period preceding the date hereof, any material disputes with any Customer. During the past two (2) years, no Customer has cancelled or otherwise terminated any Contract with the Seller prior to the expiration of such Contract’s term, or has threatened to cancel or otherwise terminate its relationship with the Seller or to substantially reduce its sales to or purchases from the Seller of any products, equipment, goods or services. The Seller has not (i) breached in any material respect any agreement with or (ii) engaged in any fraudulent conduct with respect to any customer of the Seller. The Seller does not have any single source suppliers. There are not, and have not been during the two (2) year period preceding the date hereof, any material disputes with any material supplier of the Seller. During the past two (2) years, no material supplier has cancelled, terminated, or otherwise altered its relationship with the Seller nor has any current material supplier of the Seller notified the Seller of any intention to do so or otherwise threatened to cancel, terminate or materially alter its relationship with the Seller.

3.29    Seller Products.  Section 3.29 of the Disclosure Schedule sets forth all warranties, express or implied, written or oral, with respect to the Seller Products. As of the date hereof there are no pending, or to the knowledge of the Seller or the Parent, threatened Actions with respect to any such warranties, nor, to the knowledge of the Seller or the Parent, is there any fact or circumstance which could be a basis for such an Action; there are no statements, citations or decisions by any Governmental Authority declaring any Seller Product defective or unsafe, nor, to the knowledge of the Seller or the Parent, is there any fact or circumstance which could be a basis for such a statement, citation or decision; no Seller Product fails to meet any standards in any material respect promulgated by any applicable Governmental Authority; there have been no recalls ordered by any Governmental Authority with respect to any Seller Product, nor, to the knowledge of the Seller or the Parent, is there any fact or circumstance which could be a basis for such a recall; and there are no pending or, to the Seller’s or the Parent’s knowledge, threatened product liability Actions against or involving the Seller or any Seller Product, nor, to the Seller’s or the Parent’s knowledge, is there any fact or circumstance which could be a basis for such Action, nor have any such Actions been settled or adjudicated. To the knowledge of the Seller or the Parent, there is no design defect with respect to any Seller Product. Neither the Seller nor the Parent is aware of any allegation that a defect in any Seller Product has been the cause of an injury to a patient. The Seller Products contain adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Laws, Orders or requirements of any Governmental Authority and current industry practice with respect to their contents and use. Section 3.29 of the Disclosure Schedule sets forth a list of all guaranty, warranty, right of return or indemnity claims made with respect to any of the Seller Products during the last three (3) years together with the costs or expenses incurred by the Seller in satisfying any such claims.

3.30    No Brokers.  Except as set forth in Section 3.30 of the Disclosure Schedule, neither the Seller or the Parent, nor any of their respective Representatives, has employed or engaged, either directly or indirectly, or incurred or will incur any Liability to, any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

3.31    FDA Compliance; Compliance with Healthcare Laws.

  (a)      The operations of the Business and, to the knowledge of the Seller and the Parent, any third party acting on the Business’ behalf, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all products, are in compliance in all material respects with all applicable Laws, Approvals and Orders administered or issued by the FDA or any foreign regulatory agency with a similar regulatory purpose. There are no pending or, to the knowledge of the Seller or the Parent, threatened Actions by the FDA or any other similar foreign regulatory agency against the Seller or the Parent (in connection with the Business). Neither the Seller nor the Parent has received notice of any pending or threatened claim related to a violation of any Law within the FDA’s regulatory jurisdiction (or any similar foreign law, rule regulation or policy) or has any knowledge or reason to believe that any foreign regulatory agency is considering such action.

  (b)      Except as set forth on Section 3.31(b) of the Disclosure Schedule, since January 1, 2007, neither the Seller nor the Parent has received any FDA Form 483 notice of adverse findings, warning letters, or other correspondence or notice from the FDA, or other similar regulatory agency alleging or asserting the Seller’s noncompliance with any applicable Laws enforced by the FDA or such similar foreign regulatory agency, and neither the Seller nor the Parent has any knowledge or reason to believe that the FDA or any similar regulatory agency is considering such action.

  (c)      The manufacture of Seller Products by or on behalf of, the Seller is being conducted in compliance in all material respects with all Laws including FDA’s Quality Systems Regulation. In addition, the Seller, and to the knowledge of the Seller and the Parent, any third-party manufacturer of products on the Seller’s behalf, are in compliance in all material respects with all applicable FDA requirements, including registration, listing and premarket notification requirements set forth in 21 U.S.C. § 360, the investigational device exemption set forth in 21 U.S.C. § 360j(g) and all other similar laws applicable in any foreign jurisdiction.

  (d)      Neither the Seller nor the Parent (in connection with the Business) is subject to any determination by a Governmental Authority excluding, suspending, debarring or otherwise restricting, or proposing to so restrict the Seller or the Parent, or any director, officer, employee, contractor, or agent of the Seller or the Parent from participation in any government health care program, whether pursuant to 42 U.S.C. § 1320a-7(a) or other applicable law.

  (e)      Neither the Seller nor the Parent (in connection with the Business) is the subject of any pending or, to the knowledge of the Seller or the Parent, threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991), or any similar investigation by a foreign regulatory agency. Neither the Seller nor the Parent (in connection with the Business) has committed any act, made any statement, or failed to make any statement that would provide a basis for the FDA to act adversely against the Seller or the Parent under the foregoing Final Policy, and has not committed any act, made any statement or failed to make any statement that would provide a basis for a foreign regulatory agency to act adversely against the Seller or the Parent under a similar policy. Neither the Seller nor the Parent (in connection with the Business) has employed in any capacity any individual who has been debarred or excluded pursuant to the FD&C Act or 42 U.S.C.

§ 1320a-7(a), nor has the Seller or the Parent used, employed, hired or contracted with any clinical investigator who has been disqualified under 21 C.F.R. § 812.119 or who has engaged in any conduct that would reasonably be expected to result in disqualification as a clinical investigator under 21 C.F.R. § 812.119. Neither the Seller nor the Parent (in connection with the Business) has used in connection with clinical investigation conducted by or on behalf of the Seller or the Parent an institutional review board or institution that has been disqualified under 21 C.F.R. § 56.121 or that has engaged in conduct that would reasonably be expected to result in disqualification under 21 C.F.R. § 56.121.

  (f)      Any clinical trials or human and animal studies described in Section 3.31(e) of the Disclosure Schedule were and, if still pending, are being conducted (to the Seller’s and the Parent’s knowledge with respect to such studies conducted by third parties) in all material respects in accordance with standard medical and scientific research procedures and all applicable rules, regulations and policies of the FDA, including current Good Clinical Practices and Good Laboratory Practices, and all applicable state and foreign regulatory requirements and standards.

  (g)     Section 3.31(f) of the Disclosure Schedule lists all claims, statements, and other matters (including all correspondence or communications with Governmental Authorities, intermediaries or carriers) concerning or relating to any federal or state government funded health care program that involves, relates to or alleges: (i) any violation of any applicable rule, regulation, policy or requirement of any such program or any irregularity with respect to any activity, practice or policy of the Seller or the Parent (relating to the Business); or (ii) any violation of any applicable rule, regulation, policy or requirement of any such program or any irregularity with respect to any claim for payment or reimbursement made by the Seller or the Parent (in connection with the Business) or any payment or reimbursement paid to the Seller or the Parent (in connection with the Business). Except as set forth in Section 3.31(f) of the Disclosure Schedule, there are no such violations or irregularities nor are there any grounds to anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by any Government Authority, intermediary or carrier with respect to any of the activities, practices, policies or claims of the Seller or the Parent (in connection with the Business), or any payments or reimbursements claimed by the Seller or the Parent (in connection with the Business). Neither the Seller nor the Parent (in connection with the Business) are currently subject to any outstanding audit by any such Government Authority, intermediary or carrier, and there are no grounds to anticipate any such audit in the foreseeable future

  (h)     The Seller and the Parent have not submitted any claim to any Payment Program in connection with any referrals that violated any applicable self-referral Law, including without limitation the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (known as the “Stark Law”), or any applicable state self-referral Law.

  (i)      The Seller and the Parent have complied in all material respects with all disclosure requirements of all applicable self-referral Laws, including without limitation the Stark Law and any applicable state self-referral Law.

  (j)      The Seller and the Parent have not knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated any applicable anti-kickback Law, including without limitation the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”), or any applicable state anti-kickback Law.

  (k)     The Seller and the Parent have not submitted any claim for payment to any Payment Program in violation of any Laws relating to false claim or fraud, including without limitation the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud Law.

  (l)      Neither the Seller or the Parent, nor any of their officers, directors or employees, acting in their capacities as such, is or has been involved in any activities which are, or are alleged in writing by an qui tam relator or regulatory agency to be, prohibited under the federal Medicare and Medicaid statutes, which are specifically defined as 42 U.S.C. §§ 1320a-7, 1320(a)-7a, 1320a-7b. 1395nn, 18 U.S.C. § 1347, § 287, § 1001 and § 1035, or the federal CHAMPUS/TRICARE statute, or the regulations promulgated pursuant to such federal statutes.

3.32    Disclosure.  Neither this Agreement (including the exhibits and schedules hereto) nor any certificate delivered or to be delivered to Buyer by or on behalf of the Seller or the Parent pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller as follows.

4.1      Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2      Authorization; Binding Obligation.  Buyer has all necessary corporate power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party and to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or any Related Agreement to which it is, or will become, a party or to consummate the transactions so contemplated herein and therein. This Agreement has been duly and validly executed and delivered by Buyer, and each Related Agreement to which Buyer is a party, when executed and delivered by Buyer will be duly and validly executed and delivered by Buyer and this Agreement constitutes, and each Related Agreement to which Buyer is a party when executed and delivered by Buyer will constitute, a legal, valid, and binding obligation of Buyer enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3      Consents and Approvals.  The execution and delivery by Buyer of this Agreement, the Related Agreements to which Buyer is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Buyer do not, and the performance of this Agreement, the Related Agreements to which Buyer is a party and any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Buyer shall not, require Buyer to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority other than such Approvals required solely as a result of the status (legal, regulatory or otherwise) of the Seller or any Affiliate of the Seller, and in each case, except for such Approvals which, if not obtained, would not reasonably be likely to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

4.4      No Violation.  The execution and delivery by Buyer of this Agreement, the Related Agreements to which Buyer is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Buyer do not, and the performance of this Agreement, the Related Agreements to which Buyer is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Buyer, will not, (a) conflict with or violate the Organizational Documents of Buyer, (b) conflict with or violate any Law or Order applicable to Buyer or by which it or any of the Acquired Assets are bound or affected, or (c) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, any material Contract to which Buyer is a party, in any case, except where such conflict or breach would not reasonably be likely to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

4.5      Legal Proceedings.  There is no Action pending or, to the knowledge of Buyer, threatened by or against or affecting Buyer that would (a) give any Person the right to enjoin or rescind the transactions contemplated by this Agreement, or (b) otherwise prevent Buyer from (i) executing and delivering this Agreement or the Related Agreements to which it is a party or (ii) performing Buyer’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements to which it is a party.

4.6      Financial Ability.  Buyer has sufficient funds available to it to consummate the transactions contemplated by, and perform its obligations under, this Agreement and the Related Agreements to which it is a party.

ARTICLE V

COVENANTS

5.1      Conduct of Business Pending Closing.

  (a)      The Seller and Parent covenant and agree that, between the date hereof and the Closing Date, or the earlier termination of this Agreement, except as Buyer shall otherwise consent in writing, the Seller and Parent shall, and the Parent shall cause the Seller to:

    (i)      conduct the Business only in, and shall not take any action except in, the ordinary course of business and in a manner consistent with past practice;

    (ii)     preserve intact the Acquired Assets in the ordinary course of business and in a manner consistent with past practice;

    (iii)    use commercially reasonable efforts to keep available the services of the current Business Employees;

    (iv)    use commercially reasonable efforts to maintain in effect the Assigned Contracts (subject to the expiration of any Assigned Contract pursuant to its terms);

    (v)     maintain in effect the Business Licenses (if any) in accordance with the terms thereof and renew any Business License that would otherwise expire pursuant to the terms thereof between the date of this Agreement and the Closing; and

    (vi)    use commercially reasonable efforts to preserve the present relationships of the Seller with suppliers, customers, vendors, licensees and other Persons with which the Seller or the Parent has business relations in connection with the Business.

  (b)      The Seller and the Parent (with respect to Sections 5.1(b)(i), (ii), (iv), (x), (xvi) and (xvii) only) covenant and agree that, between the date hereof and the Closing Date, or the earlier termination of this Agreement, except as Buyer shall otherwise consent in writing, the Seller and Parent (with respect to Sections 5.1(b)(i), (ii), (iv), (x), (xvi) and (xvii) only) shall not, nor shall the Parent permit the Seller to:

    (i)      sell, transfer, lease, license, sublicense, dispose of, encumber or otherwise dispose of any Acquired Asset, other than the sale of inventory in the ordinary course of business;

    (ii)     hire any employee, consultant or independent contractor in connection with the Business or terminate any Business Employee; change the compensation (including bonus or commission payments) payable or to become payable to any Business Employee, or grant any severance or termination pay to, or enter into or amend any Contract with, any Business Employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock or other equity option, restricted stock or other restricted security, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former Business Employee;

    (iii)    change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), or any financial reporting, unless required by GAAP;

    (iv)    create, incur or assume any Lien on any of the Acquired Assets;

    (v)     sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Seller Intellectual Property, or amend or modify in any material way any existing agreements with respect to any Seller Intellectual Property;

    (vi)    incur any Indebtedness or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or enter into any financial commitments; make or authorize any capital expenditures which are, in the aggregate, in excess of $20,000; or acquire any asset or property, other than (i) acquisitions of any assets in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of $20,000 or (ii) purchases of inventory for resale (whether for cash or pursuant to an exchange) in the ordinary course of business and consistent with past practice;

    (vii)   enter into any Contract, other than Contracts involving payments of less than $10,000 which are entered into in the ordinary course of business; modify, amend or transfer in any material respect or terminate any Assigned Contract or waive, release or assign any material rights or claims thereto or thereunder or enter into or extend any real property lease;

    (viii)  make, revoke or change any Tax election, change any method of Tax accounting, settle or compromise any domestic or foreign income Tax Liability, amend or file any amended Tax Return, agree to an extension of a statute of limitations or enter into any closing or other agreement or ruling relating to any Tax; settle any audit; or take any other action with regard to any dispute or discussion with a Governmental Authority relating to a material Tax Liability or potential Liability;

    (ix)    pay, discharge, satisfy, settle or commence any Action or waive, assign or release any material rights or claims relating to any of the Acquired Assets or the Business;

    (x)     fail to maintain in full force and effect all insurance and self-insurance, as the case may be, currently in effect with respect to the Acquired Assets or the Business;

    (xi)    amend or otherwise change any Organizational Document of the Seller or alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;

    (xii)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

    (xiii)  issue, sell or otherwise dispose of any of the capital stock or other equity interests of the Seller;

    (xiv)  form any Subsidiary or make any acquisition or effect any disposition of any Person or any division, business or business unit of any Person or any equity security of or equity interest in any Person;

    (xv)  revalue any of the Acquired Assets, including writing off notes or accounts receivable or revaluing inventory, except as required by GAAP;

    (xvi)  take any action or fail to take any action that would result in any of the representations and warranties set forth in ARTICLE III becoming false or inaccurate, that would, individually or in the aggregate, have a Business Material Adverse Effect, or that would materially impair the ability of the Seller or the Parent, to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation; or

    (xvii) authorize or commit to do any of the foregoing, or agree or enter into any Contract to do any of the foregoing.

5.2      Cooperation; Approvals, Filings and Consents.

  (a)      Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated hereby and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in ARTICLE VI, as applicable to each of them.

  (b)      The Seller, the Parent and Buyer shall as promptly as practicable, use commercially reasonable efforts to obtain all necessary Approvals from Governmental Authorities and make all other necessary registrations and filings under applicable Law required to be obtained or made by each of them in connection with the authorization, execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, if any.

  (c)      The Seller and the Parent shall use their respective best efforts to obtain as promptly as practicable all other consents from third parties that, in the reasonable discretion of Buyer, are necessary or desirable for the consummation of the transactions contemplated by this Agreement (“Third Party Consents”), including those Third Party Consents set forth on Schedule 5.2(c) attached hereto.

5.3      Access to Information; Updated Financial Information.

  (a)      Prior to the Closing Date and upon reasonable notice, the Seller and the Parent shall afford to the Representatives of Buyer reasonable access during normal working hours to all of their respective properties, books, Contracts and records relating to the Acquired Assets or the Business (other than personnel information protected by applicable privacy Laws), and the Seller and the Parent shall furnish promptly to Buyer all information concerning their respective properties, books, Contracts, records and personnel which relate to the Acquired Assets or the Business, as Buyer may reasonably request. The Seller and the Parent shall make available to the Representatives of Buyer upon the reasonable request of Buyer and during normal working hours all officers, employees, accountants, counsel and other Representatives of the Seller and the Parent or their respective Affiliates, in each case, as such party may reasonably request. The Seller and the Parent shall use their respective reasonable commercial efforts to make available to the Representatives of Buyer, upon the reasonable request of Buyer, such customers or suppliers of the Business or other Persons with whom the Seller or the Parent or any of their respective Affiliates maintains a similar business or commercial relationship with respect to the Acquired Assets or the Business. Neither the Parent or the Seller, nor any of their respective Representatives, shall communicate with any customers, suppliers or employees of Buyer or its Affiliates or any other Person with whom Buyer or any of its Affiliates maintains a similar business or commercial relationship with respect to the transactions contemplated by this Agreement or with respect to the business or operations of Buyer or its Affiliates without the prior written consent of Buyer.

  (b)      Without limiting the generality of Section 5.3(a), prior to the Closing Date, the Seller shall deliver to Buyer within fifteen (15) days after the last day of each calendar month, an unaudited balance sheet for the Seller as of the end of such month and the related statements of income and cash flow for the Seller for such monthly period, prepared by the Seller and certified by the Seller’s Chief Financial Officer (the “Pre-Closing Financial Statements”). The Pre-Closing Financial Statements shall be prepared in accordance with the books and records of the Seller and fairly and accurately present the financial condition of the Seller as of the dates indicated and the results of operations of the Seller for the respective periods indicated, and shall be prepared in accordance with GAAP, except for the absence of complete footnote disclosure as required by GAAP, and subject to changes resulting from normal year-end audit adjustments.

5.4      Notice of Certain Events.

  (a)      During the period from the date hereof until the Closing or the earlier termination of this Agreement, the Seller and the Parent shall promptly notify Buyer in writing of: (i) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Seller or the Parent in this Agreement which the Seller or the Parent becomes aware after the date of this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that causes or constitutes an inaccuracy in or breach of any representation or warranty made by the Seller or the Parent in this Agreement which the Seller or the Parent becomes aware after the date of this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (iii) any material breach of any covenant or obligation of the Seller or the

Parent. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.4 requires any change in the Disclosure Schedule, the Seller and the Parent shall promptly deliver to Buyer an update to the Disclosure Schedule specifying such change; provided that, no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of determining the accuracy of any of the representations and warranties made by the Seller or the Parent in this Agreement, including for purposes of ARTICLE VI or ARTICLE VII hereof.

  (b)      Without limiting the provisions of Section 5.4(a), prior to the Closing Date or the earlier termination of this Agreement, the Seller and the Parent shall give prompt written notice to Buyer of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Authority in connection with any Approval regarding the transactions contemplated by this Agreement, (iii) any Action commenced or threatened relating to or involving or otherwise affecting any Acquired Assets or the Business or the transactions contemplated by this Agreement, (iv) the occurrence of a breach or default or event that, with notice or lapse of time or both, would constitute a breach or default under any Assigned Contract, (v) any notice or other communication from any Person pursuant to any Assigned Contract and (vi) any change, event or circumstance which would reasonably be expected to materially delay or impede the ability of the Seller or the Parent to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein or that has, individually or in the aggregate, a Business Material Adverse Effect.

  (c)      Prior to the Closing Date or the earlier termination of this Agreement, Buyer shall give prompt written notice to the Seller or the Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Authority in connection with the transaction contemplated by this Agreement, or (iii) any change, event or circumstance which would reasonably be expected to materially delay or impede the ability of Buyer to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

5.5      Public Announcements.  Neither the Seller or the Parent, nor any of their respective Representatives, shall issue or permit to be issued any public announcement or statement or press release announcing the execution of this Agreement or the transactions contemplated hereby, or the Closing hereunder, otherwise make any public statements regarding the transactions contemplated hereby or otherwise publicly disclose any of the contents of this Agreement (“Public Announcement”), without the prior written consent of Buyer, except as the Seller or the Parent may determine in good faith that a Public Announcement is required by applicable Law, provided that (i) under no circumstances shall the Seller or the Parent or any of their respective Representatives issue or permit to be issued any Public Announcement prior to 12:00 a.m. San Diego time on Wednesday, July 15, 2009, and (ii) in such instance the Seller or the Parent shall provide Buyer an opportunity to review and provide comments regarding any such proposed Public Announcement. Buyer may in its sole discretion issue any Public Announcement pertaining to this Agreement or any transaction contemplated hereby without the consent of the Seller; provided, however, that, subject to any public disclosure and other legal obligations of Buyer and regulatory obligations to which Buyer may be subject and without limiting the rights of Buyer pursuant to this Section 5.5, Buyer shall use commercially reasonable efforts to provide the Seller and the Parent an opportunity to review and discuss with Buyer any press release proposed to be issued by Buyer announcing the consummation of the transactions contemplated hereby prior to issuing any such press release.

5.6      No Solicitation of Other Proposals.

  (a)      From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither the Seller or the Parent, nor any of their respective Affiliates or any of their respective Representatives (collectively, the “Seller Representatives”), shall directly or indirectly, (i) solicit, facilitate, initiate, entertain, or take any action to solicit, facilitate, initiate, or entertain, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer and its Affiliates and their respective Representatives) relating to the acquisition of the Seller or the Parent, or any acquisition or license of any material portion of the assets of the Seller or the Parent, or any purchase of any equity securities or interests (or instruments convertible into equity securities or interests) of the Seller or the Parent, or any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby. The Seller and the Parent shall immediately cease and cause to be terminated and shall cause all Seller Representatives to immediately terminate and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the Seller or the Parent may inform any such Person that Seller and Parent are bound to exclusivity during the foregoing period. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth above by any Affiliate of the Seller or the Parent or any Seller Representative, whether or not such Person is purporting to act on behalf of the Seller, shall be deemed to be a breach of this Section 5.6 by the Seller and the Parent.

  (b)      Neither the Board of Directors of the Seller or the Parent, nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the transactions contemplated by this Agreement, (ii) approve, enter or permit or cause the Seller to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (iii) resolve or announce its intention to do any of the foregoing.

  (c)      In addition to the other obligations of the Seller set forth in this Section 5.6, the Seller and the Parent shall promptly (but in no case later than 24-hours after receipt) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

5.7      Employment Matters.

  (a)      Buyer may, but is under no obligation to, offer employment to those Business Employees listed on Schedule 5.7 attached hereto, on such terms and conditions as are determined by Buyer in its sole discretion. Each such Business Employee who accepts such offer of employment, as well as each of the Designated Employees, shall be referred to herein as a “Transferred Employee” and collectively as the “Transferred Employees.” Effective as of the Closing Date, each Transferred Employee’s employment with the Seller, the Parent and any of their respective Affiliates (whether directly or through a third-party employment agency) shall terminate. The Seller and the Parent consent to the hiring of the Transferred Employees by Buyer or any of its Affiliates and waive in perpetuity any of their respective claims or rights under any non-competition, confidentiality, non-solicitation, employment, assignment of inventions or similar Contract to which any Transferred Employee is a party (other than such rights that are assigned to Buyer pursuant to this Agreement). All Transferred Employees shall be employees at-will of Buyer, subject to Buyer’s employment policies, and nothing herein shall obligate Buyer to employ any Transferred Employee for any specific time period. Nothing herein shall be construed to grant any employee any rights as a third party beneficiary.

  (b)      With respect to each Transferred Employee, to the extent permitted by Law and the applicable employee benefit plans of Buyer, Buyer shall take into account the period of continuous employment with the Seller or the Parent (or any of their respective predecessors-in-interest) solely (i) for the purpose of applying the waiting period requirements (or any similar provisions) under any group health, accident or life insurance plan maintained or sponsored by or contributed to by Buyer which the Transferred Employees may be covered under as of the Closing Date, (ii) for purposes of applying the eligibility requirements (but not for purposes of determining the extent of vesting or benefit accrual) under Buyer’s 401(k) savings, health and welfare and disability benefit plans and (iii) for purposes of determining vacation entitlement in accordance with the express terms of Buyer’s vacation policies as same may exist from time to time.

  (c)      As promptly as practicable, but in no event later than such date as is required by Law, the Seller and the Parent, jointly and severally, shall (i) pay or cause to be paid to each Transferred Employee all wages and other compensation earned through the Closing Date, (ii) reimburse each Transferred Employee for all reimbursable expenses incurred by him or her through the Closing Date, (iii) make or cause to be made all required contributions to any Employee Benefit Plans with respect to each Transferred Employee and (iv) make or cause to be made all other payments as may be owed to any Transferred Employee other than as set forth below. Notwithstanding the foregoing, Buyer shall assume the liability for all accrued but unpaid vacation pay and sick pay for the Transferred Employees to the extent such accrued vacation pay and sick pay are reflected in the calculation of the Final Working Capital.

  (d)      Buyer shall not have any Liability with respect to any current or former Business Employee of the Seller, the Parent or any of their respective Affiliates, including any Transferred Employee, arising from such Business Employee’s employment or engagement with the Seller, the Parent or any of their respective Affiliates or the termination of such Business Employee’s employment or engagement with the Seller or the Parent. Without limiting the generality of the foregoing, from and after the Closing Date, the Seller and the Parent shall retain Liability and remain responsible for any and all Liabilities in respect of the Business

Employees and their beneficiaries and dependents, relating to or arising in connection with or as a result of (i) the employment or engagement or the termination of employment or engagement of any such Business Employee by the Seller and/or the Parent (including in connection with the consummation of the transactions contemplated by this Agreement), (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, or the operation and administration of, any Employee Benefit Plan or other employee or retiree benefit or compensation plan, program, practice, policy, agreement or arrangement of the Seller, the Parent or any ERISA Affiliate and (iii) accrued but unpaid salaries, wages, bonuses, commissions, incentive compensation, vacation or sick pay (except as set forth above) or other compensation or payroll items (including deferred compensation) relating to such individual’s employment by or engagement with the Seller, the Parent or an Affiliate thereof. Further, the Seller and the Parent shall remain responsible for the payment of any and all retention, change in control, severance or other similar compensation or benefits which are or may become payable in connection with the consummation of the transactions contemplated by this Agreement.

  (e)      The Seller and the Parent shall be responsible for timely compliance with all federal, state and local Laws with respect to the effect to any of its employees of the transactions contemplated by this Agreement or by any Related Agreement including, without limitation, WARN. The Seller agrees that it will not take any action which causes the notice provisions of WARN or any state or local analog to WARN to be applicable to the transactions contemplated by this Agreement or by any Related Agreement. The Seller, the Parent and their respective ERISA Affiliates shall, to the extent required by Law, provide COBRA Coverage to all “M&A qualified beneficiaries” associated with the transactions contemplated by this Agreement in accordance with Treasury Regulation § 54.4980B-9 and any Business Employees who have a “qualifying event” under Section 4980B of the Code prior to the Closing Date or in connection with the transactions contemplated by this Agreement.

  (f)      It is expressly agreed that the provisions of this Section 5.7 are not intended to be for the benefit of, or otherwise enforceable by, any third party, including any Business Employee.

5.8      Use of Names.  From and after the Closing, neither the Seller nor the Parent shall use or permit to be used any names or other Trademarks included in the Acquired Assets or any derivations thereof. Without limiting the foregoing, promptly following the Closing, the Seller shall change its corporate name to eliminate therefrom any name acquired by Buyer hereunder.

5.9      Control of Business.  Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing. Prior to the Closing, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Business.

5.10    Accounts Receivable/Collections.  Following the Closing, the Seller shall permit Buyer to collect, in the name of the Seller, all accounts receivable included in the Acquired Assets and to endorse with the name of the Seller for deposit in Buyer’s account any checks or drafts received in payment thereof. The Seller and Parent shall promptly deliver to Buyer any cash, checks or other property that the Seller or Parent may receive after the Closing in respect of any accounts receivable or other assets constituting part of the Acquired Assets.

5.11    Transition Matters.  The Seller and the Parent shall take all action reasonably requested by Buyer, at no additional cost to Buyer, to effectively transition the Acquired Assets and the Assumed Liabilities from the Seller to Buyer. Without limiting the generality of the foregoing, the Seller and the Parent shall forward all telephone calls, correspondence, e-mails, inquiries and other information relating to the Business to Buyer in a timely manner. The Seller and the Parent shall fully cooperate with Buyer in developing and executing a detailed transition plan for the transition of the Business, the Acquired Assets and the Assumed Liabilities.

5.12    Mutual Cooperation.  From and after the Closing Date, the Seller and the Parent, on the one hand, and Buyer, on the other hand, shall use their respective reasonable efforts to provide to the other party (the “requesting party”) such books, records and information and make available to the requesting party such personnel (such party providing such books, records or information or making available such personnel to the requesting party, the “providing party”), in each case as may be reasonably requested in writing by the requesting party, for the purpose of reasonably assisting the requesting party in responding to Governmental Authority or professional inquiries, making required Governmental Authority filings (including Tax filings) or defending or prosecuting any Action relating to or arising out of the conduct of the Business prior to or after the Closing Date, involving any Person; provided that subject to the provisions of ARTICLE VII hereof, the requesting party shall promptly reimburse the providing party for any reasonable out-of-pocket expenses incurred by the providing party in connection with the provision of any such assistance (including reasonable legal fees and disbursements), but the requesting party shall not be required to reimburse the providing party for such party’s time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the providing party to its Affiliates or related Persons or their respective Representatives while such Persons are providing any such assistance.

5.13    Access to Certain Books and Records.  For a period of ninety (90) days following the end of each of the calendar years ending December 31, 2009 and December 31, 2010, the Buyer shall provide the Seller and the Parent reasonable access upon reasonable advance notice to the Buyer’s sales records relating to the sale of the Seller’s Celsius Control System, RapidBlue System and Accutrol catheter during each such calendar year for the sole purpose of permitting the Seller and the Parent to calculate the amount of such sales during each such calendar year in connection with the determination by the Seller and the Parent of their obligation to make an earnout payment under that certain Asset Purchase Agreement dated as of March 8, 2006 among the Seller, the Parent and Innercool Therapies, Inc., a California corporation (the “2006 Asset Purchase Agreement”). Such sales records will be made available to the Seller and the Parent as an accommodation to the Seller and the Parent without any representation and warranty whatsoever, including any representation or warranty as to the completeness or accuracy of the information set forth therein, and neither the Buyer nor any of its Affiliates shall have any Liability to any Person whatsoever with respect to any matters relating to the 2006 Asset Purchase Agreement, including the earnout provision thereunder. The Seller and the Parent agree that the records made available hereunder shall be used solely for the purposes described herein and the Seller and the Parent shall maintain in confidence and not disclose the any Person (other than is necessary for the Seller and the Parent to comply with their obligations under the 2006 Asset Purchase Agreement) any information reviewed or received by the Seller or the Parent hereunder.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

6.1      Conditions to Obligation of Each Party.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

  (a)      Governmental Approvals.  All necessary Approvals from Governmental Authorities, if any, shall have been obtained or made and any applicable waiting periods shall have expired.

  (b)      No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the transactions contemplated hereby, nor shall any Action brought by any Governmental Authority seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of such transactions, as contemplated herein illegal.

6.2      Additional Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived in writing by Buyer:

  (a)      Representations and Warranties.  Each of the representations and warranties set forth in ARTICLE III that is qualified by “materiality,” “Business Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

  (b)      Agreements and Covenants.  Each of the Seller and the Parent shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed or complied with by it under this Agreement on or prior to the Closing Date.

  (c)      No Business Material Adverse Change.  From and including the date hereof, there shall not have been a Business Material Adverse Change.

  (d)      Officer’s Certificate.  Each of the Seller and the Parent shall have delivered to Buyer a certificate of its President or Chief Executive Officer, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying that the conditions set forth in Sections 6.2(a) through 6.2(c) have been satisfied.

  (e)      Good Standing Certificates.  The Seller and the Parent shall have delivered to Buyer certificates of corporate good standing with respect to the Seller and the Parent from the Secretary of the State of the state of incorporation or organization of the Seller and the Parent and any jurisdiction where the Seller is qualified to do business in connection with the operation of the Business, and the Seller shall deliver to Buyer a certificate of tax good standing with respect to the Seller from the Secretary of State of the state of incorporation or organization of the Seller and any jurisdiction where the Seller is qualified to do business in connection with the operation of the Business, which certificates shall be dated within five (5) days of the Closing Date.

  (f)       Evidence of Corporate Authority.  Each of the Seller and the Parent shall have delivered to Buyer a certificate of its Secretary, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to and attaching (if applicable): (i) complete and accurate copies of its Organizational Documents, (ii) the incumbency of its officers executing this Agreement and the Related Agreements to which it is a party on its behalf and (iii) complete and accurate copies of resolutions of its Board of Directors (and with respect to the Seller, its sole stockholder) authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, and the acts of its officers in carrying out the terms and provisions hereof and thereof.

  (g)      Consents and Approvals.  All Third Party Consents, and all other Approvals from any Persons, including the consent of holders of Indebtedness of the Seller or the Parent, or Governmental Authorities that, in the reasonable discretion of Buyer, are necessary or desirable for the consummation of the transactions contemplated hereby on the terms, and conferring upon Buyer all of the rights and benefits, as contemplated herein, shall have been received in form and substance satisfactory to Buyer.

  (h)      Legal Opinion.  The Seller and the Parent shall have caused to be delivered to Buyer a legal opinion rendered to Buyer by Delaware counsel reasonably acceptable to Buyer in substance and form reasonably acceptable to Buyer, to the effect that the approval of the stockholders of the Parent is not required to authorize the Seller and the Parent to enter into this Agreement and to consummate the transactions contemplated hereby.

  (i)       FIRPTA Certificate.  The Seller shall have delivered to Buyer a certificate of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b).

  (j)       Related Agreements.  The Seller and the Parent shall have executed and delivered to Buyer each of the Related Agreements to which it is a party and the actions required to be taken under the Related Agreements by either the Seller or the Parent at or prior to the Closing shall have been taken.

  (k)      Non-Competition Agreements.  As of the Closing, each Post-Closing Non-Competition Agreement delivered by the Parent, the Seller and Messrs. Christopher Reinhard and Tyler Dylan on the date hereof shall be in full force and effect and each such Person shall have performed or complied with each obligation, agreement and covenant to be performed or complied with by such Person thereunder on or prior to the Closing Date.

  (l)      Employment Agreements.  As of the Closing, each Post-Closing Employment Agreement delivered by the Designated Employees on the date hereof shall be in full force and effect and each Designated Employee shall have performed or complied with each obligation, agreement and covenant to be performed or complied with by such Designated Employee thereunder on or prior to the Closing Date.

  (m)    Inter-Company Loans.  All Indebtedness and other amounts due by the Seller to Parent or any other Affiliate of the Seller shall have been paid in full and discharged.

  (n)     Liens.  All Liens on any of the Acquired Assets shall have been fully released and discharged pursuant to such documents in form and substance reasonably satisfactory to Buyer, and the Seller and the Parent shall have made all necessary filings and taken all other action necessary to effect such releases and discharges including filing all necessary UCC termination statements in all applicable jurisdictions.

  (o)     Product Liability Insurance.  The Seller shall have obtained an endorsement to its product liability insurance policy in form and substance satisfactory to Buyer providing for coverage under such policy for a period of three (3) years following the Closing Date with respect to any claims relating to any period prior to the Closing that are asserted following the Closing.

  (p)     Other Documents.  The Seller and the Parent shall have delivered to Buyer such other instruments, certificates, documents or materials as may be reasonably requested by Buyer in connection with the consummation of the transactions contemplated hereby.

6.3      Additional Conditions to Obligations of the Seller and the Parent.  The obligations of the Seller and the Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived in writing by the Seller or the Parent:

  (a)     Representations and Warranties.  Each of the representations and warranties set forth in ARTICLE IV that is qualified by “materiality” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

  (b)     Agreements and Covenants.  Buyer shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed or complied with by it under this Agreement on or prior to the Closing Date.

  (c)     Related Agreements.  Buyer shall have executed and delivered to the Seller each of the Related Agreements to which it is a party and the actions required to be taken thereunder by Buyer at or prior to the Closing thereunder shall have been taken.

  (d)       Officer’s Certificate.  Buyer shall have delivered to the Seller a certificate of an officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

  (e)       Evidence of Corporate Authority.  Buyer shall have delivered to the Seller a certificate of the Secretary of Buyer, dated as of the Closing Date, certifying as to and attaching (if applicable): (i) complete and accurate copies of the Organizational Documents of Buyer, (ii) the incumbency of the officers executing this Agreement and the Related Agreements to which Buyer is a party on behalf of Buyer and (iii) complete and accurate copies of resolutions of the Board of Directors of Buyer authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the acts of the officers of Buyer in carrying out the terms and provisions hereof.

  (f)       Purchase Price; Escrow Deposit.  Buyer shall have made the payments required to be made by Buyer at Closing pursuant to Section 2.1.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;

INDEMNIFICATION

7.1      Survival of Representations, Warranties and Covenants.  Subject to the provisions of this ARTICLE VII, each of the representations and warranties contained in this Agreement or in any other agreement, exhibit, schedule, certificate, instrument or other writing delivered by or on behalf of Buyer, the Seller or the Parent pursuant to this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, however, that the Excepted Representations shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations (including any extension thereof). For convenience of reference, the date upon which any representation or warranty shall terminate is referred to herein as the “Survival Date.” Unless otherwise expressly set forth in this Agreement, the covenants and agreements set forth in this Agreement shall survive the Closing and remain in effect indefinitely.

7.2      Indemnification.  From and after the Closing, the Seller and the Parent, jointly and severally, shall indemnify, defend and hold harmless Buyer, each of its Subsidiaries and Affiliates, their respective successors and assigns, and the respective Representatives of each of the foregoing (the “Buyer Indemnified Persons”) from and against any and all Losses of every kind, nature or description asserted against, or sustained, incurred or accrued directly or indirectly by, such Buyer Indemnified Person which arise out of or result from or as a consequence of any of the following:

  (a)      the breach or inaccuracy of any representation or warranty of the Seller or the Parent contained in this Agreement or in any Related Agreement or certificate delivered by the Seller or the Parent pursuant to this Agreement, provided that for purposes hereof, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”), “Business Material Adverse Effect” or any similar limitations or qualifications;

  (b)      the breach of or non-compliance with any agreement or covenant of the Seller or the Parent contained in this Agreement or in any Related Agreement;

  (c)      any of the Excluded Liabilities, including the failure of the Seller, the Parent or other Person to honor, pay, discharge or perform any Excluded Liability;

  (d)      any bulk sales or similar statute applicable to the transaction contemplated by this Agreement or the failure of any Person to comply with the provisions thereof;

  (e)      any Taxes of any kind relating to or arising in connection with the transfer of the Acquired Assets to Buyer; or

  (f)      any of the matters set forth on Schedule 7.2(f) attached hereto.

7.3      Limitations on Indemnification.  Subject to the provisions of Section 7.5:

  (a)      no indemnification shall be payable to a Buyer Indemnified Person as a result of any Losses arising under Section 7.2(a) until the aggregate amount of all Losses incurred by all Buyer Indemnified Persons exceeds $100,000, whereupon the Buyer Indemnified Persons shall be entitled to receive the full amount of all Losses (including the first $100,000 of such Losses); provided, however, that the foregoing shall not apply to any Losses resulting from or arising out of any breach or inaccuracy of the Excepted Representations or of the representations and warranties set forth in Sections 3.7(c) and 3.20(c);

  (b)      the maximum aggregate liability of the Seller for all Losses arising under Section 7.2(a) shall be $3,500,000; provided, however, that the foregoing shall not apply to any Losses resulting from or arising out of any breach or inaccuracy of the Excepted Representations;

  (c)      a Buyer Indemnified Person shall not be entitled to a duplicate recovery under this ARTICLE VII (i) with respect to any Losses taken into account in the calculation of Final Working Capital or (ii) to the extent that the state of facts giving rise to indemnification hereunder constitutes a breach of more than one representation, warranty or covenant hereunder;

  (d)      in determining the amount of any Loss for which a Buyer Indemnified Person is entitled to indemnification pursuant to this ARTICLE VII, there shall be subtracted an amount equal to all insurance proceeds actually received by the Buyer Indemnified Person in connection with such Loss, provided that, no Buyer Indemnified Person shall have any obligation to pursue any insurance claim or recovery; and

  (e)      in no event shall any party to this Agreement be liable for indirect, punitive, exemplary, special or consequential damages including lost profits pursuant to this ARTICLE VII.

7.4      Indemnification Process.

  (a)      Any Buyer Indemnified Person seeking indemnification under this ARTICLE VII (an “Indemnified Person”) shall give each party from whom indemnification is being sought (each, an

“Indemnifying Person”) notice of any matter (a “Notice of Claim”) which such Indemnified Person has determined has given rise to or would reasonably be expected to give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known (a “Loss Estimate”), and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises as promptly as practicable after becoming aware of such matter; provided, however, that the failure so to provide such Notice of Claim will not relieve the Indemnifying Person from Liability under this Agreement except, and only to the extent that, such failure to notify the Indemnifying Person results in the actual and material impairment or loss of rights and defenses that would have otherwise been available to the Indemnifying Person. Notwithstanding the foregoing, no claim shall be brought under this ARTICLE VII with respect to an event of indemnification described in Section 7.2(a) unless an Indemnified Person, at any time prior to the applicable Survival Date, gives the Indemnifying Person(s) a Notice of Claim with respect to such claim. If a Notice of Claim has been given on or prior to the applicable Survival Date, the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

(b)      Claims for indemnification hereunder resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

  (i)      The Indemnified Person may defend any Third Party Claim with counsel of its own choosing, at the Indemnifying Person’s cost, and shall act reasonably and in accordance with its good faith business judgment in handling such Third Party Claim. If the Indemnified Person elects not to defend such Third Party Claim, the Indemnified Person shall promptly provide notice to the Indemnifying Person. The Indemnifying Person shall have ten (10) days to advise the Indemnified Person whether the Indemnifying Person accepts the defense of such claim, and the Indemnifying Person shall have no obligation to the Indemnified Person for legal fees incurred by the Indemnified Person after the date of any assumption of the defense by the Indemnifying Person. If the Indemnifying Person determines to accept the defense of such Third Party Claim, it shall defend such Third Party Claim with counsel of its own choice that is reasonably satisfactory to the Indemnified Person and at its own expense, provided that, the Indemnified Person shall have the right to be represented by its own counsel at its own expense. If the Indemnifying Person fails to undertake the defense of or settle or pay any such Third Party Claim within ten (10) days after the Indemnified Person has given written notice to the Indemnifying Person of the claim, or if the Indemnifying Person, after having given such notification to the Indemnified Person, fails within ten (10) days, or at any time thereafter, to defend to the reasonable satisfaction of the Indemnified Person, settle or pay such claim, then the Indemnified Person may take any and all necessary action to dispose of such claim at the Indemnifying Person’s cost. The Indemnifying Person and the Indemnified Person shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claims, keep each other apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

  (ii)      The party controlling the defense of a Third Party Claim may settle such Third Party Claim on any terms which it may deem reasonable, provided that, an Indemnifying Person shall not without the Indemnified Person’s prior written consent settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Person of a written release from all liability in respect of such proceeding, claim or demand.

7.5    Fraud and Related Claims; Characterization of Payments.  Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of an Indemnified Person to bring any claim, demand, suit or cause of action otherwise available to such Indemnified Person based upon, or to seek or recover any Losses arising from or related to, nor shall any of the limitations set forth in Section 7.1 or Section 7.3 apply with respect to, an allegation or allegations of fraud in connection with this Agreement or any of the Related Agreements or the transactions contemplated hereby or thereby. Subject to the foregoing, the parties acknowledge that, absent fraud, the remedies provided in this ARTICLE VII shall be the exclusive remedies of the Buyer Indemnified Persons after the Closing in connection with any breach of this Agreement by the Seller or the Parent, except remedies of specific performance, injunction and other equitable relief. The parties agree that any payment pursuant to an indemnification obligation under this ARTICLE VII shall be treated for Tax purposes as an adjustment to the Purchase Price. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this ARTICLE VII is determined to be taxable to a Buyer Indemnified Person, the Seller and the Parent shall, jointly and severally, also indemnify the Buyer Indemnified Person for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the Buyer Indemnified Person in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

7.6    Insurance Claims.  If Losses with respect to any claim for indemnification under Section 7.2 may be covered by an insurance policy of the Seller or the Parent, at the request of a Buyer Indemnified Person and without further consideration, the Seller or the Parent shall use commercially reasonable efforts to seek and recover all payments under any such insurance policy to which the Seller or the Parent may be entitled with respect to such Losses and pay over such amounts to the applicable Buyer Indemnified Person, subject to the provisions of Section 7.3(b).

ARTICLE VIII

TERMINATION, AMENDMENT, WAIVER AND EXPENSES

8.1    Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)       By written consent of Buyer, on the one hand, and the Seller and the Parent, on the other hand;

  (b)      By either Buyer, on the one hand, or the Seller and the Parent, on the other hand, if the Closing shall not have occurred on or before July 31, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation or satisfy any closing condition under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

  (c)      By either Buyer, on the one hand, or the Seller and the Parent, on the other hand, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Closing;

  (d)      By Buyer, if Buyer is not in material breach of any its obligations under this Agreement, and if the Seller or the Parent shall have breached in any material respect any of their respective representations or warranties or failed to perform in any material respect any of their respective covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 6.1 or 6.2 and (i) is incapable of being cured or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is twenty (20) days from the date that the Seller or the Parent is notified of such breach; or

  (e)      By the Seller and the Parent, if neither the Seller nor the Parent is in material breach of any of their respective obligations under this Agreement, and if Buyer shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 6.1 or 6.3 and (i) is incapable of being cured or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is twenty (20) days from the date that Buyer is notified of such breach.

8.2      Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than this ARTICLE VIII and ARTICLE IX, which shall survive such termination) will forthwith become void, and there will be no Liability on the part of any party hereto or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from any Losses arising out of, resulting from or relating to any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement or any Related Agreement.

8.3      Expenses.  All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including legal, accounting and investment banking fees (collectively, “Transaction Expenses”), shall be paid by the party incurring such Transaction Expenses, whether or not the Closing occurs.

8.4      Amendment and Waiver.  This Agreement may be amended only by an instrument in writing specifically amending this Agreement signed by duly authorized Representatives of Buyer, the Seller and the Parent. Any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing specifically waiving this Agreement signed by the party or parties to be bound thereby.

ARTICLE IX

MISCELLANEOUS

9.1      Entire Agreement.  This Agreement, together with its schedules and exhibits, the Related Agreements and all other ancillary agreements, documents and instruments to be delivered in connection herewith contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, either oral or written; provided, however, that the Confidentiality Agreement shall survive the execution of this Agreement until the consummation of the transactions contemplated hereby, at which time it shall terminate with respect to any Confidential Information (as defined in the Confidentiality Agreement) included in the Acquired Assets, it being understood that any Confidential Information of the Parent that is not included in the Acquired Assets shall remain subject to the Confidentiality Agreement. Without limiting the generality of foregoing and notwithstanding anything in this Agreement to the contrary, no party is making any representation or warranty whatsoever, oral or written, express or implied, in connection with the transactions contemplated by this Agreement and the Related Agreements other than those set forth in this Agreement or in the Related Agreements and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party except for the representations and warranties set forth in this Agreement or in the Related Agreements. The parties hereto agree that, notwithstanding any access to information by any party or any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such access and right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained in this Agreement and on the accuracy of any schedule, exhibit or other document attached hereto or referred to herein or delivered by such other party or pursuant to this Agreement.

9.2      Assignment.  Neither the Seller nor the Parent shall assign or otherwise transfer this Agreement or any of their respective rights hereunder, or delegate any of their respective obligations hereunder, without the prior written consent of Buyer. Buyer may assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder; provided that, no such assignment or transfer shall relieve Buyer of its obligations hereunder. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon the parties hereto, and each of their respective successors, heirs and permitted assigns.

9.3      Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement.

9.4      Governing Law; Venue; Waiver of Jury Trial.  This Agreement shall be governed by the Laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause application of the Laws of any jurisdiction other than the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of New York. Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the District of New York, for the purpose of any Action arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any New York state or federal court sitting in the State of New York. Each of the parties to this Agreement consents to service of process by delivery pursuant to Section 9.8 hereof and agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

9.5      Specific Performance.  The rights and remedies of the parties hereto shall be cumulative. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach.

9.6      Interpretation.  The schedules and exhibits attached hereto are an integral part of this Agreement. All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Agreement together with all such schedules and exhibits. When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or ARTICLE reference is expressly indicated, the entire Agreement rather than any specific Section or ARTICLE. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “$” shall mean dollars of the United States of America. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

9.7      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.8      Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested or by facsimile, with confirmation as provided above addressed as follows:

      If to Buyer:

      Philips Electronics North America Corporation

      3000 Minuteman Road, MS 101

      Andover, MA 01810

      Attention: General Counsel

      with a copy to (which shall not constitute notice):

      Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

      One Financial Center

      Boston, MA 02111

      Telephone: 617-542-6000

      Fax: (617) 542-2241

      Attention: Dean G. Zioze, Esq.

      If to the Seller:

      Cardium Therapeutics, Inc.

      12255 El Camino Real, Suite 250

      San Diego, CA 92130

      Attention: Chief Executive Officer

      with a copy to (which shall not constitute notice):

      Morrison & Foerster LLP

      12531 High Bluff Drive, Suite 100

      San Diego, CA 92130

      Attention: John A. de Groot, Esq.

      If to the Parent:

      Cardium Therapeutics, Inc.

      12255 El Camino Real, Suite 250

      San Diego, CA 92130

      Attention: Chief Executive Officer

      with a copy to (which shall not constitute notice):

      Morrison & Foerster LLP

      12531 High Bluff Drive, Suite 100

      San Diego, CA 92130

      Attention: John A. de Groot, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission, upon confirmed receipt, and (d) in the case of mailing, on the second Business Day following the date on which the piece of mail containing such communication was posted.

9.9      Representation by Counsel.  Each party hereto acknowledges that it has been or has had an opportunity to be advised by legal counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

9.10    Construction.  The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.11    Waivers.  No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement. No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party. To be effective any waiver must be in writing and signed by the waiving party.

9.12    Third Party Beneficiaries.  Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the parties to hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities whatsoever, except to the extent that such third person is an indemnified person in respect of the indemnification provided in accordance with ARTICLE VII of this Agreement. The representations and warranties contained in this Agreement are for the sole benefit of the parties hereto and no other Person may rely on such representations and warranties for any purpose whatsoever.

9.13      Bulk Sales Law.  Each party hereby waives compliance by each other with the so-called “bulk sales law” and other similar Law in any jurisdiction in respect of the transactions contemplated by this Agreement.

9.14      Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUR OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of Page Intentionally Left Blank]

NOW THEREFORE, the parties hereto have executed, or caused this Asset Purchase Agreement to be executed by their duly authorized representatives, as of the date first written above.

BUYER:

PHILIPS ELECTRONICS NORTH AMERICA CORPORATION

By:

Name:

Title:

SELLER:

INNERCOOL THERAPIES, INC.

By:

Name:

Title:

PARENT:

CARDIUM THERAPEUTICS, INC.

By:

Name:

Title:

SCHEDULE I

INDEX OF DEFINED TERMS

Defined Term	Section

Acquired Assets	Section 1.1
Acquisition Proposal	Section 5.6(a)
Action	Schedule I
Affiliate	Schedule I
Affiliate Transaction	Section 3.18
Agreement	Preamble
Allocation Schedule	Section 2.3
Approval	Schedule I
Assigned Contracts	Section 1.1(a)
Assumed Liabilities	Section 1.3
Assumption Agreement	Section 1.6(b)
Bill of Sale and Assignment Agreement	Section 1.6(a)
Business	Preamble
Business Day	Schedule I
Business Employee	Schedule I
Business Licenses	Section 3.6
Business Material Adverse Change	Section 3.12
Business Material Adverse Effect	Schedule I
Buyer	Preamble
Buyer Indemnified Persons	Section 7.2
CERCLA	Schedule I
Closing	Section 1.5
Closing Date	Section 1.5
Closing Working Capital Adjustment Amount	Section 2.2(b)
COBRA Coverage	Schedule I
Code	Schedule I
Confidentiality Agreement	Schedule I
Contract	Schedule I
Copyright Assignment	Section 1.6(c)
Court	Schedule I
Customers	Section 3.28
Databases	Section 3.20(k)
Designated Employees	Preamble
Disclosure Schedule	Article III
Dispute Accounting Firm	Section 2.2(d)
Employee Benefit Plans	Schedule I
Environmental Law	Schedule I
ERISA	Schedule I

ERISA Affiliate	Schedule I
Escrow Agent	Schedule I
Escrow Agreement	Schedule I
Escrow Amount	Section 2.1
Estimated Working Capital	Section 2.2(a)
Excepted Representations	Schedule I
Excluded Assets	Section 1.2
Excluded Contracts	Section 1.2(a)
Excluded Liabilities	Section 1.4
FDA	Schedule I
Final Allocation Schedule	Section 2.4
Final Working Capital	Section 2.2(e)
Financial Statements	Section 3.11
GAAP	Schedule I
Governmental Authority	Schedule I
Government Bid	Schedule I
Government Contract	Schedule I
HIPAA	Section 3.14(b)
Indebtedness	Schedule I
Indemnified Person	Section 7.4(a)
Indemnifying Person	Section 7.4(a)
Intellectual Property	Schedule I
Interim Balance Sheet	Section 3.11(a)
Interim Financial Statements	Section 3.11(a)
Inventory	Section 3.25
IRS	Schedule I
Knowledge	Schedule I
Laws	Schedule I
Leased Personal Property	Section 3.9
Leased Real Property	Section 3.8(b)
Liabilities	Schedule I
License Agreements	Section 3.20(b)
Licensed Intellectual Property	Section 3.20(b)
Lien	Schedule I
Losses	Section 3.9
Loss Estimate	Section 7.4(a)
Materials of Environmental Concern	Schedule I
Non-Competition Agreement	Section 6.2(j)
Notice of Claim	Section 7.4(a)
Objection Notice	Section 2.2(c)
Order	Schedule I
Organizational Documents	Schedule I
Patent Assignment	Section 1.6(e)
Parent	Preamble
Person	Schedule I
Personally Identifiable Information	Schedule I

Personal Property Leases	Section 3.9
Premises	Section 3.8(b)
Post-Closing Employment Agreement	Preamble
Post-Closing Non-Competition Agreement	Preamble
Pre-Closing Financial Statements	Section 5.3(b)
Prior Actions	Section 3.13(b)
Providing Party	Section 5.12
Public Announcement	Section 5.5
Purchase Price	Section 2.1
Real Property Lease	Schedule I
Regulation	Schedule I
Related Agreements	Schedule I
Representative	Schedule I
Requesting Party	Section 5.12
Revised Working Capital	Section 2.2(c)
Scheduled Contracts	Section 3.17(a)
Seller	Preamble
Seller Bank Account	Schedule I
Seller Intellectual Property	Schedule I
Seller Products	Schedule I
Seller Representatives	Section 5.6(a)
Software	Schedule I
Subsidiary	Schedule I
Survival Date	Section 7.1
Taxes	Schedule I
Tax Returns	Schedule I
Third Party Claim	Section 7.4(b)
Third Party Consents	Section 5.2(c)
Trademark Assignment	Section 1.6(d)
Transaction Expenses	Section 8.3
Transfer Documents	Section 1.6
Transfer Taxes	Section 1.9
Transferred Employee	Section 5.7(a)
Transition Services Agreement	Schedule I
Visitors	Section 3.23
Working Capital	Schedule I
Working Capital Assets	Schedule I
Working Capital Liabilities	Schedule I
Working Capital Statement	Section 2.2(a)
Working Capital Target	Schedule I

TABLE OF DEFINITIONS

“Action” means any suit, action, arbitration, cause of action, claim, complaint, prosecution, audit, inquiry, investigation, governmental or other proceeding, whether civil, criminal, administrative, investigative or informal, at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including any partnership or joint venture in which the Seller or the Parent (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 10% or more; and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Approval” means any license, permit, consent, approval, authorization, registration, filing, waiver, exemption, clearance, qualification or certification, including all pending applications therefor or renewals thereof, issued by, made available by or filed with any Government Authority.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.

“Business Employee” means any individual who is or was employed or engaged by the Seller on or at any time prior to the Closing Date or any individual who is or was employed by an Affiliate of the Seller (including the Parent) on or at any time prior to the Closing Date to the extent that such individual provided services with respect to the Business.

“Business Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), properties, operations or results of operations of the Business or the Seller’s or the Parent’s ability to perform their respective obligations as contemplated in this Agreement or any Related Agreement; provided, however, that no effect, to the extent arising out of or resulting from any of the following, shall constitute or be taken into account in determining whether or not there has been a Business Material Adverse Effect:

  (a)      general political, economic, financial or capital market conditions or other conditions generally affecting the industry in which the Business competes, but only to the extent the Business is not disproportionately affected;

  (b)      changes in applicable Laws or in GAAP;

  (c)      the public disclosure of this Agreement or the transactions contemplated thereby; or

  (d)      natural disasters or acts of war, sabotage or terrorism, or an escalation or worsening thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“COBRA Coverage” means the group health plan continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA and the applicable provisions of the American Recovery and Reinvestment Act of 2009.

“Code” means the Internal Revenue Code of 1986, as amended, and all Regulations promulgated thereunder.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of January 21, 2009, between the Seller and Philips Healthcare, a division of Philips Electronics North America Corporation, an Affiliate of Buyer.

“Contract” means any loan agreement, indenture, letter of credit (including related letter of credit applications and reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license, franchise, permit, power of attorney, invoice, quotation, purchase order, sales order, lease, endorsement agreement, and any other agreement, contract, instrument, obligation, offer, commitment, plan, arrangement, understanding or undertaking, written or oral, express or implied, to which a Person is a party or by which any of its properties, assets or Intellectual Property may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.

“Court” means any court or arbitration tribunal of any country or territory, or any state, province or other subdivision thereof.

“Employee Benefit Plans” means each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, pension, retirement, cash balance, money purchase, savings, profit sharing, annuity, deferred compensation, bonus, incentive (including cash, stock option, stock bonus, stock appreciation, phantom stock, restricted stock and stock purchase), medical, dental, vision, hospitalization, long-term care, prescription drug and other health, employee assistance, cafeteria, flexible benefits, life insurance, short and long term disability, vacation pay, severance or other termination pay, other welfare and fringe benefit or remuneration of any kind, whether written or unwritten or otherwise funded or unfunded, including all employee benefit plans within the meaning of Section 3(3) of ERISA which is or has been sponsored, maintained, contributed to or required to be contributed to, by the Seller or any ERISA Affiliate for the benefit of any employee, officer or director of the Seller or under which the Seller or any ERISA Affiliate has or may have any current or future liability or obligation.

“Environmental Law” means any Law or Order relating to the environment or occupational health and safety, including any Law or Order pertaining to (i) treatment, storage, disposal, generation and transportation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection of groundwater, surface water or soil; (iv) the release or threatened release into the environment of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping; (v) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles used for Materials of Environmental Concern; or (vi) occupational health and safety. As used above, the terms “release” and “environment” shall have the meaning set forth in CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Regulations promulgated thereunder.

“ERISA Affiliate” means any person, trade, business or other entity treated as a single employer with the Seller under Section 414 of the Code or Section 4001(a)(14) of ERISA.

“Escrow Agent” means U.S. Bank National Association or such other bank as may be mutually agreed upon by the Seller, the Parent and Buyer.

“Escrow Agreement” means that certain escrow agreement among the Seller, the Parent, Buyer and the Escrow Agent, in substantially the form of Exhibit F attached hereto.

“Excepted Representations” means the representations and warranties set forth in Sections 3.3–3.5, 3.7(a), 3.10, 3.16, 3.20(e), 3.27, 3.30, 4.2, 4.3 and 4.4.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means: (a) any nation, state, county, city, town, municipality, village, district, territory or other jurisdiction of any nature; (b) any federal, state, municipal or local governmental or quasi-governmental entity or authority of any nature; (c) any Court or tribunal exercising or entitled to exercise judicial authority or power of any nature; (d) any multinational organization or body exercising any administrative, executive, judicial, legislative, police, regulatory or taxing authority of any nature; and (e) any department or subdivision of any of the foregoing, including any commission, branch, board, bureau, agency, official or other instrumentality exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Government Bid” means any offer, proposal or quote made by the Seller or the Parent (in connection with the Business) prior to the Closing Date which is outstanding and which, if accepted, would result in a Government Contract.

“Government Contract” means any contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchasing agreement, Federal Supply Schedule contract, pricing agreement, CRADA, letter agreement, grant or other similar Contract of any kind, between the Seller or the Parent (in connection with the Business), on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract of a type described in clauses (a) or (b) of this definition, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Indebtedness” means Liabilities (including Liabilities for principal, accrued interest, penalties, fees and premiums) (i) for borrowed money, or with respect to deposits or advances of any kind (other than deposits, advances or excess payments accepted in connection with the sale of products or services in the ordinary course of business), (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (iv) under conditional sale or other title retention agreements, (v) issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and paid when due), (vi) of others secured by (or for which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, and (vii) under leases required to be accounted for as capital leases under GAAP.

“Intellectual Property” means worldwide trademarks, service marks, trade names, trade dress, designs, logos, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (whether registered or not, but including any registrations and applications for any of the foregoing) (collectively, “Trademarks”); patents (including the ideas, inventions and discoveries described therein, any pending applications, any registrations, patents or patent applications based on applications that are continuations, continuations-in-part, divisional, reexamination, reissues, renewals of any of the foregoing and applications and patents granted on applications that claim the benefit of priority to any of the foregoing) (collectively, “Patents”); works of authorship or copyrights (including any registrations, applications and renewals for any of the foregoing) and other rights of authorship (collectively, “Copyrights”); trade secrets and other confidential or proprietary information, know-how, confidential or proprietary technology, processes, work flows, formulae, algorithms, models, user interfaces, customer, supplier and user lists, databases, pricing and marketing information, inventions, marketing materials, inventions and discoveries (whether patentable or not) (collectively, “Trade Secrets”); computer programs and other Software, macros, scripts, source code, object code, binary code, methodologies, processes, work floes, architecture, structure, display screens, layouts, development tools, instructions and templates; published and unpublished works of authorship, including audiovisual works, databases and literary works; rights in, or associated with a person’s name, voice, signature, photograph or likeness, including rights of personality, privacy and publicity; rights of attribution and integrity and other moral rights; Uniform Resource Locators (URLs) and Internet domain names and applications therefor (and all interest therein), IP addresses, adwords, key word associations and related rights; all other proprietary, intellectual property and other rights relating to any or all of the foregoing; all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and all rights to sue for and any and all remedies for past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“knowledge” (and similar terms and phrases) means (i) the actual knowledge of any director or executive officer of the Seller or any director or executive officer of the Parent or (ii) any knowledge which would reasonably have been obtained by any such Person in the prudent exercise of his or her duties to the Seller or the Parent.

“Laws” means all laws, statutes, codes, written policies, licensing requirements, ordinances and Regulations of any Governmental Authority including all Orders having the effect of law in each such jurisdiction.

“Liabilities” means any debts, liabilities, obligations, claims, charges, damages, demands and assessments of any kind, including those with respect to any Governmental Authority, whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, whenever or however arising (including, those arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any mortgage, easement, right of way, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or adverse claim of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or any other encumbrance or exception to title of any kind.

“Losses” means losses, damages, liabilities, demands, taxes, sanctions, deficiencies, assessments, judgments, costs, interest, penalties and expenses (including reasonable attorneys’ fees, which shall include a reasonable estimate of the allocable costs of in-house legal counsel and staff).

“Materials of Environmental Concern” means any substances, chemicals, compounds, solids, liquids, gases, materials, pollutants or contaminants, hazardous substances (including as such term is defined under CERCLA), solid wastes and hazardous wastes (including as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, asbestos or substances containing asbestos, polychlorinated biphenyls or any other material subject to regulation under any Environmental Law.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of any Court or Governmental Authority.

“Organizational Documents” means, with respect to any corporation, those instruments that at the time constitute its corporate charter as filed or recorded under the Laws of the jurisdiction of its incorporation, including the articles or certificate of incorporation, organization or association, and its by-laws or memorandum of association, in each case including all amendments thereto, as the same may have been restated and, with respect to any other entity, the equivalent organizational or governing documents of such entity.

“Payment Programs” means Medicare, TRICARE, Medicaid, Worker’s Compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.

“Personally Identifiable Information” means information that can be used to identify or contact Persons, which may include their first and last name, physical address, e-mail address and telephone number.

“Permitted Liens” means (i) those Liens resulting from Taxes that have not yet become due and payable and (ii) Liens listed in Schedule I(a) attached hereto that will be terminated prior to or at the Closing.

“Real Property Lease” means that certain Air Commercial Real Estate Association Standard Industrial/Commercial Single Tenant Lease, dated September 16, 2006, by and between the Parent and Jaguar Properties, LLC.

“Regulation” means any rule or regulation of any Governmental Authority.

“Related Agreements” means the Transfer Documents, the Transition Services Agreement, the Escrow Agreement and each Post-Closing Non-Competition Agreement to which the Parent or the Seller is a party.

“Representative” means, with respect to any specified Person, such Person’s officers, directors, employees, accountants, counsel and other representatives or agents.

“Seller Bank Account” means a United States bank account designated in a writing delivered by the Seller to the Buyer at least two (2) Business Days prior to the Closing.

“Seller Intellectual Property” means all Intellectual Property owned, licensed, used or held by (i) the Seller or (ii) by the Parent in connection with the Business, including all such Intellectual Property used to develop, manufacture, market and distribute the Seller Products.

“Seller Products” means (A) the products that the Seller or the Business (i) is currently developing, (ii) currently manufactures, markets, sells or licenses or (iii) previously manufactured, marketed, sold or licensed and (B) the services that the Seller or Business currently offers or provides.

“Software” means computer programs, known by any name, including all versions thereof, and all related documentation, training manuals and materials, user manuals, technical and support documentation, source code and object code, code libraries, debugging files, linking files, program files, data files, computer and related data, field and date definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, macros, scripts, compiler directives, program architecture, design concepts, system designs, program structure, sequence and organizations, screen displays and report layouts and all other material related to any such computer programs.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, at least fifty percent (50%) of the stock or other equity interests in such entity.

“Tax Returns” means any and all returns, declarations, reports, claims for refunds and information returns or statements relating to Taxes, including all schedules or attachments thereto and including any amendment thereof, required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

“Taxes” means all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any Governmental Authority, including those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, health insurance, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto.

“Transition Services Agreement” means that certain transition services agreement among the Seller, the Parent and Buyer in substantially the form of Exhibit G attached hereto.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended, and the Regulations promulgated thereunder.

“Working Capital” means an amount equal to the Working Capital Assets minus the Working Capital Liabilities, all as of the close of business on the Business Day immediately preceding the Closing Date.

“Working Capital Assets” means the current assets of the Seller determined in accordance with GAAP applied on a consistent basis and in a manner consistent with the calculation of Current Assets set forth on Schedule II hereto and subject to the principles, if any, set forth on Schedule II hereto.

“Working Capital Liabilities” means the current liabilities of the Seller determined in accordance with GAAP applied on a consistent basis and in a manner consistent with the calculation of Current Liabilities set forth on Schedule II hereto, together with the liabilities, and subject to the principles, if any, set forth on Schedule II hereto.

“Working Capital Target” means $557,517.